Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

between

HERTZ GLOBAL HOLDINGS, INC.

and

HERC HOLDINGS INC.

Dated as of June 30, 2016

ii

SCHEDULES

Number	Schedule
Schedule 1.2(1)	HERC Holdings Actions
Schedule 1.2(2)	HERC Holdings Assets
Schedule 1.2(3)	HERC Holdings Equity Interests
Schedule 1.2(4)	HERC Holdings Liabilities
Schedule 1.2(5)	HERC Holdings Group Indebtedness
Schedule 1.2(6)	HERC Holdings Information Statement Disclosure
Schedule 1.2(7)	Certain Shared Form 10 / Information Statement Disclosure
Schedule 1.2(8)	HERC Holdings Known Environmental Liabilities
Schedule 1.2(9)	HERC Holdings Properties
Schedule 1.2(10)	HERC Holdings Discontinued Businesses
Schedule 1.2(11)	Hertz Actions
Schedule 1.2(12)	Hertz Assets
Schedule 1.2(13)	New Hertz Holdings Equity Interests
Schedule 1.2(14)	Hertz Group
Schedule 1.2(15)	Hertz Liabilities
Schedule 1.2(16)	Hertz Group Indebtedness
Schedule 1.2(17)	New Hertz Holdings Form 10 Disclosure
Schedule 1.2(18)	New Hertz Holdings Properties
Schedule 1.2(19)	New Hertz Holdings Discontinued Businesses
Schedule 1.2(20)	Known Environmental Liabilities
Schedule 1.2(21)	Certain Shared Contracts
Schedule 1.2(22)	Certain Shared Liabilities
Schedule 2.3(b)(iv)	Surviving Intercompany Agreements
Schedule 3.1(g)	New Hertz Holdings Board

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 30, 2016, between Hertz Global Holdings, Inc., a Delaware corporation (f/k/a Hertz Rental Car Holding Company, Inc., “New Hertz Holdings”), and Herc Holdings Inc., a Delaware corporation (f/k/a Hertz Global Holdings, Inc., “HERC Holdings”).

RECITALS

A.                                    Prior to the Separation and Distribution, HERC Holdings was named “Hertz Global Holdings, Inc.” and served as the holding company for the consolidated Car Rental Business and Equipment Rental Business.  HERC Holdings is referred to herein, prior to the Distribution, as “Old Hertz Holdings.”

B.                                    New Hertz Holdings was incorporated on August 28, 2015 under the name “Hertz Rental Car Holding Company, Inc.,” for the purpose of serving as the top-level holding company of the Car Rental Business in connection with the Separation and Distribution.

C.                                    HERC Holdings will serve as the top-level holding company of the Equipment Rental Business in connection with the Separation and Distribution.

D.                                    The Old Hertz Holdings Board has determined that it is appropriate, desirable and in the best interests of Old Hertz Holdings and its stockholders to separate Old Hertz Holdings into two independent publicly traded companies: (a) New Hertz Holdings, which following the Distribution will own and conduct, directly and indirectly, the Car Rental Business; and (b) HERC Holdings, which following the Distribution will own and conduct, directly and indirectly, the Equipment Rental Business.

E.                                     On the Distribution Date and subject to the terms and conditions of this Agreement, Old Hertz Holdings shall distribute to the Record Holders, on a pro rata basis, all the outstanding shares of common stock, par value $0.01 per share, of New Hertz Holdings (“New Hertz Holdings Common Stock”) owned by Old Hertz Holdings (the “Distribution”).

F.                                      The Distribution is intended to qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
 DEFINITIONS

Section 1.1                                    Table of Definitions.  The following terms have the meanings set forth in the sections of this Agreement referenced below:

Definition	Section
Agreement	Preamble
Code	Recitals
Confidential Information	Section 6.7(a)
Consent Settlement	Section 5.5(b)

CPR	Section 7.2(b)
D&O Policies	Section 4.5(c)
Dispute	Section 7.1
Dispute Notice	Section 7.2(a)
Distribution	Recitals
Distribution Expenses	Section 8.2
Distributions	Section 3.2(a)
Executive List	Section 7.2(a)
HERC Cash Transfers	Section 2.9(c)
HERC Holdings	Preamble
HERC Holdings Credit Support Instruments	Section 2.7(b)
HERC Holdings Indemnified Parties	Section 5.2
HERC Holdings Portion	Section 4.3
Hertz Credit Support Instruments	Section 2.7(a)
Hertz Indemnified Parties	Section 5.3
Hertz Portion	Section 4.3
Indemnified Party	Section 5.4
Indemnifying Party	Section 5.4
Indemnity Payment	Section 5.6(a)
Litigation Matters	Section 6.6(a)
Managing Party	Section 4.2(a)
Mediation Trigger Date	Section 7.2(b)
New Hertz Holdings	Preamble
New Hertz Holdings Common Stock	Recitals
Non-Managing Party	Section 4.2(a)
Old Hertz Holdings	Recitals
Privileged Information	Section 6.6(a)
Restatement	Section 5.1(c)(iii)
Retained Information	Section 6.5
Third Party	Section 5.5(a)
Third Party Claim	Section 5.5(a)

Section 1.2                                    Certain Defined Terms.  For the purposes of this Agreement:

“Action” means any claim, demand, action, suit, countersuit, audit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any United States or non-United States federal, state, provincial, territorial, local or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided, however, that for purposes of this Agreement and the Ancillary Agreements (except as otherwise provided in any such Ancillary Agreement), none of the HERC Holdings Entities shall be deemed to be an Affiliate of any Hertz Entity and none of the Hertz Entities shall be deemed to be an Affiliate of any HERC Holdings Entity.  As used in this definition of “Affiliate,” “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” means Computershare Investor Services LLC.

“Ancillary Agreements” means the Employee Matters Agreement, the Intellectual Property Agreement, the Tax Matters Agreement and the Transition Services Agreement and any other instruments, assignments, documents and agreements executed (but to which no Third Party is a party) in connection with the implementation of the transactions contemplated by this Agreement, including the Internal Reorganization.

“Applicable HERC Holdings Proportion” means with respect to any Shared Liability, fifteen percent (15%).

“Applicable Hertz Proportion” means with respect to any Shared Liability, eighty-five percent (85%).

“Applicable Proportion” means (a) as to New Hertz Holdings, the Applicable Hertz Proportion and (b) as to HERC Holdings, the Applicable HERC Holdings Proportion.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), whether real, personal or mixed, tangible, intangible, corporeal, incorporeal or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)                                 all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)                                 all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, including vehicle and equipment fleet, industrial, construction and material handling equipment, furniture, office equipment, automobiles, trucks, aircraft, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)                                  all inventories of materials, parts, supplies, raw materials, work-in-process and finished goods and products;

(d)                                 all interests in real property of whatever nature, including easements and rights-of-way, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee, concessionaire or otherwise, and copies of all related documentation;

(e)                                  all interests in any capital stock or other equity, partnership, membership, joint venture or similar interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f)                                   all license agreements, franchise agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the sale of products, agreements with original equipment manufacturers for the supply of vehicles, equipment or products or the guaranteed purchase or repurchase of vehicles, equipment or products and other contracts, agreements or commitments;

(g)                                  all deposits, letters of credit and performance and surety bonds;

(h)                                 all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(i)                                     all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, formulae, know-how, domain names, social media accounts and addresses, inventions, other proprietary information and licenses from Third Parties granting the right to use any of the foregoing;

(j)                                    all computer hardware and applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k)                                 all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)                                     all prepaid expenses, trade accounts and other accounts and notes receivable;

(m)                             all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n)                                 all insurance proceeds, copies of all documentation related to insurance policies and rights under insurance policies and all other rights in the nature of insurance, indemnification or contribution;

(o)                                 all licenses, permits, concessions, approvals, registrations and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(p)                                 all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Car Rental Business” means:

(a)                                 the business and operations conducted by Old Hertz Holdings and its Subsidiaries prior to the Distribution comprising what is referred to in the Form 10-Q as the U.S. Car Rental, International Car Rental and All Other Operations segments, including the rental of cars, crossovers and light trucks on a global basis and the operation of Donlen’s fleet leasing and management services; and

(b)                                 any other businesses or operations conducted primarily through the use of the Hertz Assets.

For the avoidance of doubt, this definition of “Car Rental Business” shall not be construed to transfer to any member of either Group any trademark or other intellectual property governed by the Intellectual Property Agreement.

“Cash Equivalents” means (a) cash and (b) marketable securities, short-term instruments and other cash equivalents, demand deposits or similar accounts.

“CI Recipients” means, with respect to a party hereto, the other members of its Group, and its and their directors, officers, employees, agents and advisors.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Credit Support Instruments” means surety bonds, letters of credit or similar assurances or other credit support, including any such support for insurance or self-insurance obligations; provided, however, that “Credit Support Instruments” shall, for the avoidance of doubt, not include any guarantees of one party (or a member of its Group) for Liabilities of the other party (or a member of its Group), which guarantees are the subject of Section 2.4 and Section 2.5 hereof.

“Distribution Date” means the date, determined by the Old Hertz Holdings Board, on which the Distribution occurs.

“Distribution Ratio” means the number of shares of New Hertz Holdings Common Stock distributed in respect of each share of Old Hertz Holdings Common Stock in the Distribution, which ratio shall have been determined by the Old Hertz Holdings Board prior to the Record Date.

“Donlen” means Donlen Corporation, an Illinois corporation.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between New Hertz Holdings and HERC Holdings, as the same may be amended or modified from time to time.

“Environmental Laws” means all Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, that (a) relate to pollution, protection of the environment or human exposure to Hazardous Substances, (b) classify, list, designate or define any waste, chemical, substance or material as a Hazardous Substance or (c) call for the remediation of or require reporting with respect to Hazardous Substances or regulate the use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control or cleanup of Hazardous Substances or materials containing Hazardous Substances.

“Environmental Liabilities” means any Liabilities, arising out of or resulting from any Environmental Law, contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) and (c) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen.

“Equipment Rental Business” means:

(a)                                 the business and operations conducted by Old Hertz Holdings and its Subsidiaries prior to the Distribution comprising what is referred to in the Form 10-Q as the Worldwide Equipment Rental segment, including the rental of industrial, construction and material handling equipment on a global basis; and

(b)                                 any other businesses or operations conducted primarily through the use of the HERC Holdings Assets.

For the avoidance of doubt, this definition of “Equipment Rental Business” shall not be construed to transfer to any member of either Group any trademark or other intellectual property governed by the Intellectual Property Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Finally Determined” means, with respect to any Action or threatened Action or other matter in respect of which indemnification may be sought pursuant to Section 5.2 or Section 5.3, that the outcome or resolution of that Action or threatened Action or other matter has either (a) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (b) been settled or voluntarily dismissed and, in the case of each of clauses (a) and (b), the claimants’ rights to maintain that Action or threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“Form 10” means the registration statement on Form 10 filed by New Hertz Holdings with the SEC pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Form 10-Q” means the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed by Old Hertz Holdings with the SEC on May 9, 2016.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits, concessions or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, state, provincial, territorial, local, tribal or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means the Hertz Group or the HERC Holdings Group, as the context requires.

“Hazardous Substances” means all materials, wastes or substances defined by or regulated under any Environmental Laws as contaminants or as hazardous, restricted or toxic.

“HERC” means Herc Rentals Inc., formerly known as Hertz Equipment Rental Corporation, a Delaware corporation and wholly owned subsidiary of HERC Holdings.

“HERC Credit Facility” means the Credit Agreement, dated as of June 30, 2016, among HERC and certain other subsidiaries of HERC, Citibank, N.A., as administrative agent and collateral agent, Citibank, N.A., as Canadian administrative agent and Canadian collateral agent, Bank of America, N.A., as co-collateral agent, Capital One, National Association, ING Capital LLC and Wells Fargo Bank, National Association, as senior managing agents, Barclays Bank PLC, Bank of Montreal, BNP Paribas, Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Royal Bank of Canada and Regions Bank, as co-documentation agents, and the other financial institutions party thereto from time to time.

“HERC Financing Arrangements” means the financing arrangements and agreements (other than the HERC Credit Facility) to be entered into on or prior to the Distribution Date, pursuant to which HERC shall be entitled to borrow, have access to or issued debt securities in respect of a principal amount of approximately $1,235,000,000 in the aggregate.

“HERC Holdings Action” means (a) Actions arising out of or related exclusively to the HERC Holdings Assets or the Equipment Rental Business and (b) the Actions arising out of or related to both the HERC Holdings Assets or the Equipment Rental Business and the Hertz Assets or the Car Rental Business, in each case of this clause (b), that are described on Schedule 1.2(1).

“HERC Holdings Assets” means:

(a)                                 (i) all of the Assets used, held for use or acquired or developed for use by Old Hertz Holdings or any direct or indirect Subsidiary of Old Hertz Holdings exclusively in the Equipment Rental Business, (ii) the Assets used, held for use or acquired or developed for use by Old Hertz Holdings or any direct or indirect Subsidiary of Old Hertz Holdings in both the Car Rental Business and the Equipment Rental Business listed or described on Schedule 1.2(2) and (iii) all other Assets that are expressly provided in this Agreement or any Ancillary Agreement as Assets to be transferred to or retained by any member of the HERC Holdings Group, including any corporate books and records and other Information that primarily relates to (A) the Equipment Rental Business, (B) the HERC Holdings Group’s former businesses, (B) the HERC Holdings Assets or (D) the HERC Holdings Liabilities;

(b)                                 all interests in the capital stock of, or any other equity interests in, the members of the HERC Holdings Group (other than HERC Holdings), and the capital stock and other equity, partnership, membership, joint venture and similar interests listed on Schedule 1.2(3);

(c)                                  all Assets reflected as assets of the members of the HERC Holdings Group on the HERC Holdings Balance Sheet and any Assets acquired by or for any member of the HERC Holdings Group subsequent to the date of the HERC Holdings Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the HERC Holdings Balance Sheet if prepared in accordance with GAAP, subject to any dispositions of any such Assets subsequent to the date of the HERC Holdings Balance Sheet;

(d)                                 all licenses, permits, concessions, approvals, registrations and authorizations issued by any Governmental Authority that relate exclusively to the Equipment Rental Business or the HERC Holdings Assets and are held in the name of any member of the Hertz Group;

(e)                                  all rights, interests and claims of either party or the members of its respective Group under the HERC Holdings Contracts;

(f)                                   all Assets owned or held immediately prior to the Distribution by Old Hertz Holdings or any of its Subsidiaries that primarily relate to or are primarily used in the Equipment Rental

Business (the intention of this clause (f) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a HERC Holdings Asset; no Asset shall be a HERC Holdings Asset solely as a result of this clause (f) unless a claim with respect thereto is made by HERC Holdings on or prior to the date that is eighteen (18) months after the Distribution); and

(g)                                  all recoveries or other Assets (net of any expenses) received by any member of either Group with respect to any HERC Holdings Action.

Notwithstanding the foregoing, the HERC Holdings Assets shall not include any Assets governed by the Tax Matters Agreement.  In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a HERC Holdings Asset, any item explicitly included in clause (a), (b) or (g) of the definition of “Hertz Assets” shall take priority over any of clauses (c) through (f) of this definition of “HERC Holdings Assets” and clause (f) of the definition of “Hertz Assets” shall take priority over clause (c) of this definition of “HERC Holdings Assets.”

“HERC Holdings Balance Sheet” means the unaudited combined balance sheet of HERC Holdings, including the notes thereto, as of March 31, 2016, included in the Information Statement.

“HERC Holdings Board” means the board of directors of HERC Holdings.

“HERC Holdings Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either party or any member of its respective Group is a party or by which it or its Assets is bound, whether or not in writing, in each case as of the Distribution:

(a)                                 any contract, agreement, arrangement, commitment or understanding that relates exclusively to the Equipment Rental Business; and

(b)                                 the HERC Holdings Portion of any Shared Contract, as provided in Section 4.3.

“HERC Holdings Entities” means the members of the HERC Holdings Group.

“HERC Holdings Group” means HERC Holdings, HERC and each other Person that will be a direct or indirect Subsidiary of HERC Holdings immediately after the Distribution and each Person that is or becomes a member of the HERC Holdings Group after the Distribution, including any Person that is or was merged into HERC Holdings or any such direct or indirect Subsidiary.

“HERC Holdings Liabilities” means:

(a)                                 (i) the Liabilities related to both the HERC Holdings Assets and the Hertz Assets that are listed or described on Schedule 1.2(4) and (ii) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by any member of the HERC Holdings Group, and all obligations and Liabilities of any member of the HERC Holdings Group under this Agreement or any of the Ancillary Agreements;

(b)                                 all Liabilities relating to, arising out of or resulting from the indebtedness of Old Hertz Holdings and its Subsidiaries listed on Schedule 1.2(5) (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such), or relating to, arising out of or resulting from the indebtedness of any member of the HERC Holdings Group incurred in connection with the Distribution, including the HERC Credit Facility and the HERC Financing Arrangements;

(c)                                  all Liabilities reflected as liabilities or obligations on the HERC Holdings Balance Sheet, and all Liabilities arising or assumed after the date of the HERC Holdings Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the HERC Holdings Balance Sheet if prepared in accordance with GAAP, subject to any discharge of such Liabilities subsequent to the date of the HERC Holdings Balance Sheet;

(d)                                 all Liabilities relating to, arising out of or resulting from any HERC Holdings Action;

(e)                                  all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in (i) the Form 10 relating to the Equipment Rental Business and (ii) the Information Statement relating to the Equipment Rental Business, including but not limited to the items specified on Schedule 1.2(6), and in each case other than the other items specified on Schedule 1.2(7);

(f)                                   all Known Environmental Liabilities set forth on Schedule 1.2(8);

(g)                                  all Unknown Environmental Liabilities associated with any current or former properties used in the operation of the Equipment Rental Business, including the facilities listed or described on Schedule 1.2(9);

(h)                                 all Liabilities to the extent relating to, arising out of or resulting from businesses or operations of Old Hertz Holdings or any of its Subsidiaries or any of their respective Predecessors terminated, divested or discontinued less than six (6) years prior to the date of this Agreement, in each case, that are listed or described on Schedule 1.2(10);

(i)                                     all Liabilities, except Shared Liabilities, to the extent relating to, arising out of or resulting from:

(i)                                     the operation or conduct of the Equipment Rental Business, as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the Equipment Rental Business);

(ii)                                  the operation or conduct of any business conducted by any member of the HERC Holdings Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));

(iii)                               any HERC Holdings Asset; or

(iv)                              any Environmental Liability resulting from any properties included in or associated with the HERC Holdings Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the HERC Holdings Assets or the Equipment Rental Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the HERC Holdings Assets or the Equipment Rental Business) arising on or after the Distribution; and

(j)                                    the Applicable HERC Holdings Proportion of any Shared Liability.

Notwithstanding the foregoing, the HERC Holdings Liabilities shall not include any Liabilities governed by the Tax Matters Agreement.  In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a HERC Holdings Liability, any item explicitly included in clause (a), (b), (d), (e), (f), (g) or (h) of the definition of “Hertz Liabilities” shall take priority over any of clauses (c) and (i) of this definition of “HERC Holdings Liabilities.”

“Hertz” means The Hertz Corporation, a Delaware corporation and wholly owned subsidiary of New Hertz Holdings.

“Hertz Action” means (a) Actions arising out of or related exclusively to the Hertz Assets or the Car Rental Business and (b) the Actions arising out of or related to both the Hertz Assets or the Car Rental Business and the HERC Holdings Assets or the Equipment Rental Business, in each case of this clause (b), that are described on Schedule 1.2(11).

“Hertz Assets” means:

(a)                                 (i) all of the Assets used, held for use or acquired or developed for use by Old Hertz Holdings or any direct or indirect Subsidiary of Old Hertz Holdings exclusively in the Car Rental Business, (ii) the Assets used, held for use or acquired or developed for use by Old Hertz Holdings or any direct or indirect Subsidiary of Old Hertz Holdings in both the Car Rental Business and the Equipment Rental Business listed or described on Schedule 1.2(12) and (iii) all other Assets that are expressly provided in this Agreement or any Ancillary Agreement as Assets to be transferred to or retained by any member of the Hertz Group, including any corporate books and records and other Information that primarily relates to (A) the Car Rental Business, (B) the Hertz Group’s former businesses, (C) the Hertz Assets or (D) the Hertz Liabilities;

(b)                                 all interests in the capital stock of, or any other equity interests in, the members of the Hertz Group (other than New Hertz Holdings), and the capital stock and other equity, partnership, membership, joint venture and similar interests set on Schedule 1.2(13);

(c)                                  all Assets reflected as assets of the members of the Hertz Group on the New Hertz Holdings Balance Sheet and any Assets acquired by or for any member of the Hertz Group subsequent to the date of the New Hertz Holdings Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the New Hertz Holdings Balance Sheet if prepared in accordance with GAAP, subject to any dispositions of any such Assets subsequent to the date of the New Hertz Holdings Balance Sheet;

(d)                                 all licenses, permits, concessions, approvals, registrations and authorizations issued by any Governmental Authority that relate exclusively to the Car Rental Business or the Hertz Assets and are held in the name of any member of the HERC Holdings Group;

(e)                                  all rights, interests and claims of either party or the members of its respective Group under the Hertz Contracts;

(f)                                   all Assets owned or held immediately prior to the Distribution by Old Hertz Holdings or any of its Subsidiaries that primarily relate to or are primarily used in the Car Rental Business (the intention of this clause (f) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Hertz Asset; no Asset shall be a Hertz Asset solely as a result of this clause (f) unless a claim with respect thereto is made by New Hertz Holdings on or prior to the date that is eighteen (18) months after the Distribution); and

(g)                                  all recoveries or other Assets (net of any expenses) received by any member of either Group with respect to any Hertz Action.

Notwithstanding the foregoing, the Hertz Assets shall not include any Assets governed by the Tax Matters Agreement.  In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Hertz Asset, any item explicitly included in clause (a), (b) or (g) of the definition of “HERC Holdings Assets” shall take priority over any of clauses (c) through (f) of this definition of “Hertz Assets” and clause (f) of the definition of “HERC Holdings Assets” shall take priority over clause (c) of this definition of “Hertz Assets.”

“Hertz Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either party or any member of its respective Group is a party or by which it or its Assets is bound, whether or not in writing, in each case as of the Distribution:

(a)                                 any contract, agreement, arrangement, commitment or understanding that relates exclusively to the Car Rental Business; and

(b)                                 the Hertz Portion of any Shared Contract, as provided in Section 4.3.

“Hertz Entities” means the members of the Hertz Group.

“Hertz Group” means New Hertz Holdings, Hertz and each other Person that will be a direct or indirect Subsidiary of New Hertz Holdings immediately prior to the Distribution (but after giving effect to the Internal Reorganization), including the entities listed on Schedule 1.2(14), and each Person that is or becomes a member of the Hertz Group after the Distribution, including in all circumstances any Person that is or was merged into New Hertz Holdings or any such direct or indirect Subsidiary.

“Hertz Liabilities” means:

(a)                                 (i) Liabilities related to both the HERC Holdings Assets and the Hertz Assets that are listed or described on Schedule 1.2(15) and (ii) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by any member of the Hertz Group, and all obligations and Liabilities of any member of the Hertz Group under this Agreement or any of the Ancillary Agreements;

(b)                                 all Liabilities relating to, arising out of or resulting from the indebtedness of Old Hertz Holdings and its Subsidiaries listed on Schedule 1.2(16) (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such), or relating to, arising out of or resulting from the indebtedness of any member of the Hertz Group incurred in connection with the Distribution, including the New Hertz Financing Arrangements;

(c)                                  all Liabilities reflected as liabilities or obligations on the New Hertz Holdings Balance Sheet, and all Liabilities arising or assumed after the date of the New Hertz Holdings Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the New Hertz Holdings Balance Sheet if prepared in accordance with GAAP, subject to any discharge of such Liabilities subsequent to the date of the New Hertz Holdings Balance Sheet;

(d)                                 all Liabilities relating to, arising out of or resulting from any Hertz Action;

(e)                                  all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to (i) all information contained in the Form 10 relating to the Car Rental Business, including but not limited to the items specified on Schedule 1.2(17), and (ii) the Information Statement relating to the Car Rental Business, in each case other than any items specified on Schedule 1.2(7);

(f)                                   all Known Environmental Liabilities, except for those set forth on Schedule 1.2(8);

(g)                                  all Unknown Environmental Liabilities associated with any current or former properties used in the operation of the Car Rental Business, including the facilities listed or described on Schedule 1.2(18);

(h)                                 all Liabilities to the extent relating to, arising out of or resulting from businesses or operations of Old Hertz Holdings or any of its Subsidiaries or any of their respective Predecessors terminated, divested or discontinued less than six (6) years prior to the date of this Agreement, in each case, that are listed or described on Schedule 1.2(19);

(i)                                     all Liabilities, except Shared Liabilities, to the extent relating to, arising out of or resulting from:

(i)                                     the operation or conduct of the Car Rental Business, as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the Car Rental Business);

(ii)                                  the operation or conduct of any business conducted by any member of the Hertz Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));

(iii)                               any Hertz Asset; or

(iv)                              any Environmental Liability resulting from any properties included in or associated with the Hertz Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the Hertz Assets or the Car Rental Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the Hertz Assets or the Car Rental Business), arising on or after the Distribution; and

(j)                                    the Applicable Hertz Proportion of any Shared Liability.

Notwithstanding the foregoing, the Hertz Liabilities shall not include any Liabilities governed by the Tax Matters Agreement.  In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Hertz Liability, any item explicitly included in clause (a), (b), (d), (e), (f), (g) or (h) of the definition of “HERC Holdings Liabilities” shall take priority over any of clauses (c) and (i) of this definition of “Hertz Liabilities.”

“Information” means all records, books, contracts, instruments, computer data and other data and information.

“Information Statement” means the Information Statement, attached as an exhibit to the Form 10, sent or otherwise made available to each Old Hertz Holdings Stockholder in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.

“Insurance Proceeds” means those monies received by or on behalf of an insured from a Third Party insurance carrier or paid by a Third Party insurance carrier on behalf of the insured.

“Intellectual Property Agreement” means the Intellectual Property Agreement, dated as of the date hereof, among Hertz System, Inc., Hertz and HERC Holdings, and all agreements exhibited thereto and executed as of the date hereof, including the Trademark, Trade Name, Domain and Related Rights License Agreement, Trademark Assignment Agreement, Coexistence Agreement and Domain Name Assignment, in each case as the same may be amended or modified from time to time.

“Intercompany Agreement” means any agreement, arrangement, commitment or understanding, whether or not in writing, between or among any Hertz Entity, on the one hand, and any HERC Holdings Entity, on the other hand.  Notwithstanding the foregoing, none of this Agreement and the Ancillary Agreements to be entered into by any of the parties or any Hertz Entities and HERC Holdings Entities shall be an Intercompany Agreement.

“Internal Reorganization” means all of the transactions, other than the Distribution, described in the document entitled “Detailed Transaction Steps,” dated as of the date of this Agreement, exchanged between New Hertz Holdings and HERC Holdings.

“Internal Spin-Off” means all of the transactions described in Annex A of the document entitled “Detailed Transaction Steps,” dated as of the date of this Agreement, exchanged between New Hertz Holdings and HERC Holdings.

“Known Environmental Liabilities” means those Environmental Liabilities listed on Schedule 1.2(20) relating to events or conditions occurring or arising during the period prior to the Distribution.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect on or after the date of this Agreement, in each case, as amended.

“Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, penalties, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement or incurred by a party hereto or thereto in connection with enforcing its rights to indemnification hereunder or thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“New Hertz Financing Arrangements” means the refinancing of that certain Credit Agreement, dated as of March 11, 2011, among Hertz, the several lenders from time to time parties thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, Wells Fargo Bank, National Association, as Syndication Agent, Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Credit Agricole Corporate and Investment Bank and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, Deutsche Bank Securities Inc., Barclays Capital, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers to be entered into on or prior to the Distribution Date.

“New Hertz Holdings Balance Sheet” means the unaudited pro forma condensed consolidated balance sheet of Old Hertz Holdings, including the notes thereto, as of March 31, 2016, included in the Current Report on Form 8-K filed by Old Hertz Holdings on June 2, 2016.

“New Hertz Holdings Board” means the board of directors of New Hertz Holdings.

“NYSE” means the New York Stock Exchange.

“Old Hertz Holdings Board” means the board of directors of Old Hertz Holdings.

“Old Hertz Holdings Common Stock” means the common stock, par value $0.01 per share, of Old Hertz Holdings.

“Old Hertz Holdings Stockholders” means the stockholders of record of Old Hertz Holdings.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Predecessor” means an entity whose rights, interests, assets, obligations, liabilities and duties the current entity has assumed, either through acquisition, merger or by operation of law.

“Record Date” means 5:00 p.m., New York City time, on the date determined by the Old Hertz Holdings Board as the record date for determining the Old Hertz Holdings Stockholders entitled to receive shares of New Hertz Holdings Common Stock in the Distribution.

“Record Holders” means the Old Hertz Holdings Stockholders as of the Record Date.

“SEC” means the Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Reorganization, (b) any other actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.

“Shared Account” means an account receivable or account payable relating to both the Car Rental Business and the Equipment Rental Business.

“Shared Contract” means any contract, agreement, arrangement, commitment or understanding, whether or not in writing, of any member of either Group, in each case as of the Distribution, (a) that relates to both the Car Rental Business and the Equipment Rental Business and (b) either (i) the respective rights and obligations under and in respect of which the parties specifically intended to amend or divide, modify, partially assign or replicate (in whole or in part) prior to the Distribution, including any such contracts, agreements, arrangements, commitments or understandings set forth on Schedule 1.2(21), but were not able to do so prior to the Distribution, or (ii) the existence of which either party discovers prior to the date that is eighteen (18) months after the Distribution and had the parties given specific consideration to such contract, agreement, arrangement, commitment or understanding they would have amended or divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such contract, agreement, arrangement, commitment or understanding; provided, however, that any contracts, agreements, arrangements, commitments or understandings that relate to debt instruments, insurance arrangements or employee benefit plans or programs shall not be considered Shared Contracts unless and only to the extent expressly provided for under the terms of this Agreement and any Ancillary Agreement.

“Shared Insurance Liabilities” means any Liabilities for which New Hertz Holdings, on the one hand, and HERC Holdings, on the other hand, have recourse to the same pool of insurance funds and where there is a reasonable likelihood that such Liabilities will exceed the pool or where the pool of insurance funds has been exhausted.

“Shared Liability” means any of the following:

(a)                                 any Liability relating to, arising out of or resulting from:

(i)                                     any Action by any Third Party, including any stockholder derivative demand or action, asserted against any member of either Group directly based on any act or omission, or alleged act or omission, taken to effect the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, other than any item included in clause (a), (b), (d) or (e) of the definition of “Hertz Liabilities” or clause (a), (b), (d) or (e) of the definition of “HERC Holdings Liabilities;”

(ii)                                  any stockholder derivative demand or action or securities class action (A) that is brought by any current or former equity security holder of Old Hertz Holdings or, from and after the Distribution, HERC Holdings, and (B) to the extent that it arises from any acts, omissions, disclosures, or lack of disclosure occurring prior to the Distribution (other than any omission, disclosure or lack of disclosure made after the Distribution by any member of the HERC Holdings Group, which in the case of disclosures only, are not also made by any member of the Hertz Group unless such subsequent omission, disclosure or lack of disclosure is not alleged to have created any additional liability), irrespective of the facts alleged, including any disclosure or lack of disclosure contained in the sections of the Form 10 and Information Statement set forth on Schedule 1.2(7), but excluding any item included in clause (a), (b), (d) or (e) of the definition of “Hertz Liabilities” or clause (a), (b), (d) or (e) of the definition of “HERC Holdings Liabilities”; or

(iii)                               those Liabilities set forth on Schedule 1.2(22); or

(b)                                 any Liability (i) relating to, arising out of or resulting from any business or operations of any member of either Group or any of their Predecessors that (A) was discontinued, abandoned, completed or otherwise terminated (in whole or in part) prior to the Distribution and (B) is not included in the Car Rental Business or the Equipment Rental Business or listed or described on Schedule 1.2(10) or Schedule 1.2(19) and (ii) that is not listed in clauses (a) through (h) of the definition of “Hertz Liabilities” or clauses (a) through (h) of the definition of “HERC Holdings Liabilities.”

Notwithstanding the foregoing, Shared Liabilities shall not include any Liabilities governed by the Tax Matters Agreement.  In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Shared Liability, any item described in clause (a) of this definition of “Shared Liabilities” shall take priority over any of clauses (a) through (e) and clauses (h) and (i) of the definition of “Hertz Liabilities” and clauses (a) through (e) and clauses (h) and (i) of the definition of “HERC Holdings Liabilities,” except as otherwise indicated in clauses (a)(i) and (a)(ii) of this definition of “Shared Liabilities.”

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Advisors” means each of KPMG LLP and Debevoise & Plimpton LLP.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, by and among HERC Holdings, Hertz, HERC and New Hertz Holdings, as the same may be amended or modified from time to time.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between New Hertz Holdings and HERC Holdings, as the same may be amended or modified from time to time.

“Unknown Environmental Liabilities” means those Environmental Liabilities that are not Known Environmental Liabilities arising out of the business or operations of any member of either Group during the period prior to the Distribution.

ARTICLE II
 THE SEPARATION

Section 2.1                                    Internal Reorganization; Transfer of Assets and Assumption of Liabilities.

(a)                                 Prior to the Distribution, the parties shall cause the Internal Reorganization to be completed, and shall, and shall cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to effect the Internal Reorganization.

(b)                                 Prior to the Distribution, the parties shall, and shall cause their respective Subsidiaries to, (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) transfer to one or more members of the Hertz Group all of the right, title and interest of the HERC Holdings Group in and to all Hertz Assets and (B) transfer to one or more members of the HERC Holdings Group all of the right, title and interest of the Hertz Group in and to all HERC Holdings Assets and (ii) take all actions necessary to (A) cause one or more members of the Hertz Group to assume all of the Hertz Liabilities to the extent such Hertz Liabilities would otherwise remain obligations of any member of the HERC Holdings Group and (B) cause one or more members of the HERC Holdings Group to assume all of the HERC Holdings Liabilities to the extent such HERC Holdings Liabilities would otherwise remain obligations of any member of the Hertz Group, in each case to the extent not effected pursuant to the Internal Reorganization.  Notwithstanding anything to the contrary herein (x) neither party shall be required to make a physical or electronic transfer of any Information except as required by Article VI hereof or any Ancillary Agreement and (y) this Agreement and the Ancillary Agreements do not purport to transfer any insurance policy.

Section 2.2                                    Governmental Approvals and Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution.

(a)                                 To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires any Governmental Approval or Consent, the parties will use their commercially reasonable efforts to obtain such Governmental Approval or Consent.

(b)                                 To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement shall not have been consummated prior to the Distribution, the parties shall use their commercially reasonable efforts to effect, and shall cause the other members of their Group to effect, such transfers as soon after the Distribution as shall be practicable.  In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, from and after the Distribution until such time as such Asset is transferred or such Liability is assumed (i) the party retaining such Asset shall thereafter hold such Asset for the use and benefit of the party entitled to it (at the expense of the party entitled to it) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability.  In addition, the party retaining such Asset or Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated by this Agreement or by any Ancillary Agreement and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution to the member or members of the Group entitled to such Asset or intended to assume such Liability.  In furtherance of the foregoing, the parties agree that, as of the Distribution, each party shall be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and shall be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.  Subject to compliance with the foregoing obligations set forth in this Section 2.2(b), nothing in this Agreement shall be deemed to require the transfer (or provision of use or benefit) of any Assets or the assumption of any Liabilities that by their terms or operation of Law cannot or should not be transferred, assigned or assumed (or for which such provision of use or benefit thereof is not permitted or possible by their terms or operation of law).

(c)                                  If and when the applicable Consents, Governmental Approvals and/or conditions referred to in Section 2.2(b) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(d)                                 The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.2(b) or otherwise shall not be obligated, in connection with this Section 2.2, to expend any money or take any action that would require the expenditure of money unless the party entitled to such Asset or the party intended to assume such Liability advances the necessary funds.

(e)                                  From and after the Distribution, the parties agree to treat, for U.S. federal, state, local and non-U.S. income tax purposes, any Asset or Liability that is not transferred prior to the Distribution and is subject to the provisions of Section 2.2(b) as owned by the member of the Group to which such Asset or Liability was intended to be transferred.  The parties shall not take any position inconsistent with this Section 2.2(e) unless otherwise required by applicable Law.

Section 2.3                                    Termination of Intercompany Agreements.

(a)                                 Except as set forth in Section 2.3(b), the Hertz Entities, on the one hand, and the HERC Holdings Entities, on the other hand, hereby terminate any and all Intercompany Agreements, effective as of the Distribution.  No terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Distribution.  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the provisions of this Section 2.3(a).  The parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b)                                 The provisions of Section 2.3(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):

(i)                                     any Intercompany Agreement to which any non-wholly owned Subsidiary of New Hertz Holdings or HERC Holdings, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned);

(ii)                                  any other Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution;

(iii)                               any agreements, arrangements, commitments or understandings to which any Third Party is a party; and

(iv)                              any Intercompany Agreement listed or described on Schedule 2.3(b)(iv).

(c)                                  Except as otherwise expressly and specifically provided in this Agreement or any Ancillary Agreement, the relevant members of the HERC Holdings Group and the Hertz Group shall satisfy all intercompany receivables, payables, loans and other accounts between any HERC Holdings Entity, on the one hand, and any Hertz Entity, on the other hand, in existence as of immediately prior to the Distribution and after giving effect to the Internal Reorganization no later than the Distribution by (i) forgiveness by the relevant obligee or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as determined by Old Hertz Holdings.

Section 2.4                                    Novation of Hertz Liabilities.

(a)                                 Each of New Hertz Holdings and HERC Holdings, at the written request of the other party within eighteen (18) months after the Distribution, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Hertz Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any Hertz Entities, which shall include the removal of any Security Interest on or in any HERC Holdings Asset that may serve as collateral or security for such Hertz Liabilities, so that, in any such case, New Hertz Holdings and the other Hertz Entities will be solely responsible for such Hertz Liabilities; provided, however, that the party receiving the request (or any members of its respective Group) shall not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.4 to the extent such action would result in an undue burden on such party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.

(b)                                 If New Hertz Holdings or HERC Holdings is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable HERC Holdings Entity will continue to be bound by the applicable underlying agreement, lease, license or other obligation or other Liabilities and, unless not permitted by Law or the terms thereof, New Hertz Holdings shall pay, perform and discharge fully all the obligations or other Liabilities of such HERC Holdings Entity thereunder.  New Hertz Holdings shall indemnify each HERC Holdings Indemnified Party and hold it harmless against any Liabilities arising in connection therewith.  HERC Holdings shall pay and remit, or cause to be paid or remitted, to the applicable Hertz Entity, all money, rights and other consideration received by any HERC Holdings Entity (net of any applicable expenses) in respect of such performance by such Hertz Entity (unless any such consideration is a HERC Holdings Asset).  If and when any such release, Consent, substitution or amendment shall be obtained or such agreement, lease, license or other rights, obligations or other Liabilities shall otherwise become assignable or able to be novated, HERC Holdings shall thereafter assign, or cause to be assigned, all the HERC Holdings Entities’ rights, obligations and other Liabilities thereunder to the applicable Hertz Entity without payment of any further consideration and the applicable Hertz Entity shall, without payment of any further consideration, assume such rights, obligations and other Liabilities.

Section 2.5                                    Novation of HERC Holdings Liabilities.

(a)                                 Each of New Hertz Holdings and HERC Holdings, at the written request of the other party within eighteen (18) months after the Distribution, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any release, Consent, substitution or amendment required to novate or assign all rights and obligations under any agreements, leases, licenses and other obligations or

Liabilities of any nature whatsoever that constitute HERC Holdings Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any HERC Holdings Entities, which shall include the removal of any Security Interest on or in any Hertz Asset that may serve as collateral or security for such HERC Holdings Liabilities, so that, in any such case, HERC Holdings and the other HERC Holdings Entities will be solely responsible for such HERC Holdings Liabilities; provided, however, that the party receiving the request (or any members of its respective Group) shall not be obligated to (i) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party from which such releases, Consents, substitutions and amendments are requested except as expressly set forth in this Agreement or any Ancillary Agreement or (ii) take any action pursuant to this Section 2.5 to the extent such action would result in an undue burden on such party or the other members of its Group or would unreasonably interfere with any of its or such other members’ employees’ normal functions and duties.

(b)                                 If New Hertz Holdings or HERC Holdings is unable to obtain, or to cause to be obtained, any required release, Consent, substitution or amendment, the applicable Hertz Entity will continue to be bound by the applicable underlying agreement, lease, license or other obligation or other Liabilities and, unless not permitted by Law or the terms thereof, HERC Holdings shall pay, perform and discharge fully all the obligations or other Liabilities of such Hertz Entity thereunder.  HERC Holdings shall indemnify each Hertz Indemnified Party and hold it harmless against any Liabilities arising in connection therewith.  New Hertz Holdings shall pay and remit, or cause to be paid or remitted, to the applicable HERC Holdings Entity, all money, rights and other consideration received by any Hertz Entity (net of any applicable expenses) in respect of such performance by such HERC Holdings Entity (unless any such consideration is a Hertz Asset).  If and when any such release, Consent, substitution, approval or amendment shall be obtained or such agreement, lease, license or other rights, obligations or other Liabilities shall otherwise become assignable or able to be novated, New Hertz Holdings shall thereafter assign, or cause to be assigned, all the Hertz Entities’ rights, obligations and other Liabilities thereunder to the applicable HERC Holdings Entity without payment of any further consideration and the applicable HERC Holdings Entity shall, without payment of any further consideration, assume such rights, obligations and other Liabilities.

Section 2.6                                    Treatment of Cash.  From the date of this Agreement until the Distribution, except as separately provided pursuant to the Internal Reorganization with respect to the Cash Equivalents distributed or paid to the Hertz Entities in connection with the HERC Cash Transfers, which are to be a Hertz Asset upon the completion of the Internal Reorganization and from and after the Distribution, Old Hertz Holdings shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the Car Rental Business and the Hertz Assets in accordance with the ordinary course operation of Old Hertz Holdings’ cash management systems.  All Cash Equivalents held by any member of the Hertz Group as of the Distribution shall be a Hertz Asset and all Cash Equivalents held by any member of the HERC Holdings Group as of the Distribution shall be a HERC Holdings Asset.

Section 2.7                                    Replacement of Credit Support.

(a)                                 New Hertz Holdings shall use commercially reasonable efforts to arrange, at its cost and expense and effective at or prior to the Distribution, the replacement of all Credit Support Instruments to the extent relating to the Car Rental Business and provided by or through any member of the HERC Holdings Group for the benefit of any member of the Hertz Group (the “Hertz Credit Support Instruments”) with alternate arrangements that do not require any credit support from any member of the HERC Holdings Group, and shall use commercially reasonable efforts to obtain from the beneficiaries of such Hertz Credit Support Instruments written releases indicating that the applicable member of the HERC Holdings Group will, effective upon the Distribution, have no liability with respect to such Hertz Credit Support Instruments.  In the event that New Hertz Holdings is unable to obtain any such alternative arrangements for any Hertz Credit Support Instrument prior to the Distribution, it shall have responsibility for the payment and performance of the obligations underlying such Hertz Credit Support Instrument.

(b)                                 HERC Holdings shall use commercially reasonable efforts to arrange, at its cost and expense and effective at or prior to the Distribution, the replacement of all Credit Support Instruments to the extent relating to the Equipment Rental Business and provided by or through any member of the Hertz Group for the benefit of any member of the HERC Holdings Group (the “HERC Holdings Credit Support Instruments”) with alternate arrangements that do not require any credit support from any member of the Hertz Group, and shall use commercially reasonable efforts to obtain from the beneficiaries of such HERC Holdings Credit Support Instruments written releases indicating that the applicable member of the Hertz Group will, effective upon the Distribution, have no liability with respect to such HERC Holdings Credit Support Instruments.  In the event that HERC Holdings is unable to obtain any such alternative arrangements for any HERC Holdings Credit Support Instrument prior to the Distribution, it shall have responsibility for the payment and performance of the obligations underlying such HERC Holdings Credit Support Instrument.

Section 2.8                                    Disclaimer of Representations and Warranties.  Each of HERC Holdings (on behalf of itself and each other HERC Holdings Entity) and New Hertz Holdings (on behalf of itself and each other Hertz Entity) understands and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement, no party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof.  Except as may expressly be set forth in this Agreement or in any Ancillary Agreement, (a) the parties and the members of their respective Groups are transferring all such Assets on an “as is,” “where is” basis, (b) the parties are expressly disclaiming any implied warranty of merchantability, fitness for a specific purpose or otherwise, (c) the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (d) none of the HERC Holdings Entities or the Hertz Entities (including their respective Affiliates) or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Ancillary Agreement.

Section 2.9                                    Credit Facilities; HERC Financing Arrangements; HERC Cash Transfers.

(a)                                 Credit Facilities.  Prior to the Distribution, HERC shall enter into the HERC Credit Facility.

(b)                                 HERC Financing Arrangements.  Prior to the Distribution, the HERC Financing Arrangements, which may include the issuance by HERC of one or more series of senior notes, shall have been consummated.

(c)                                  HERC Cash Transfers.  Prior to the Distribution, HERC will, using the proceeds from draws under the HERC Credit Facility and/or the HERC Financing Arrangements, make the cash transfers (the “HERC Cash Transfers”) specified in the Internal Reorganization.

(d)                                 Preparation of Materials.  Prior to the Distribution, the parties will use commercially reasonable efforts to cooperate in the preparation of all materials as may be necessary or advisable to execute the HERC Credit Facility and the HERC Financing Arrangements.

ARTICLE III
THE DISTRIBUTION

Section 3.1                                    Actions Prior to the Distribution.

(a)                                 Subject to the conditions specified in Section 3.2 and subject to Section 3.5, each of the parties shall use its commercially reasonable efforts to consummate the Distribution.  Such actions shall include those specified in this Section 3.1.

(b)                                 Prior to the Distribution, each of the parties will execute and deliver all Ancillary Agreements to which it is a party, and will cause the other HERC Holdings Entities and Hertz Entities, as applicable, to execute and deliver any Ancillary Agreements to which such Persons are parties.

(c)                                  Prior to the Distribution, the parties will prepare and cause to be filed with the SEC the Form 10 and Information Statement and use their commercially reasonable efforts to cause such Form 10 to become effective, including by responding to SEC comments thereto and appropriately amending the Form 10 and Information Statement.

(d)                                 Prior to the Distribution, Old Hertz Holdings shall mail the Information Statement to the Record Holders.

(e)                                  Each of the parties shall take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(f)                                   The parties shall prepare and cause to be filed, and shall use commercially reasonable efforts to have approved prior to the Distribution, an application for the listing on the NYSE of the New Hertz Holdings Common Stock to be distributed in the Distribution, subject to official notice of listing, and shall use commercially reasonable efforts to give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with applicable Law.

(g)                                  In connection with the Distribution, (i) the existing directors on the Old Hertz Holdings Board shall duly elect or appoint to the HERC Holdings Board those individuals identified in the Information Statement to become members of the HERC Holdings Board effective as of the Distribution, and such existing directors on the Old Hertz Holdings Board shall resign as necessary such that the individuals elected or appointed shall become the members of the HERC Holdings Board, effective as of the Distribution, and (ii) the existing directors on the New Hertz Holdings Board shall duly elect or appoint to the New Hertz Holdings Board those individuals identified in Schedule 3.1(g) to become members of the New Hertz Holdings Board effective as of the Distribution, and such existing directors on the New Hertz Holdings Board shall resign as necessary such that the individuals elected or appointed shall become the members of the New Hertz Holdings Board, effective as of the Distribution; provided, however, that to the extent required by any Law or requirement of the NYSE, one independent director shall be elected or appointed to the New Hertz Holdings Board and begin his or her term prior to the Distribution in accordance with such Law or requirement.

(h)                                 In connection with the Distribution, (i) each individual who will be an employee of any HERC Holdings Entity after the Distribution and who is a director or officer of any Hertz Entity shall have resigned or been removed from each such Hertz Entity directorship and office held by such person, effective no later than immediately prior to the Distribution and (ii) each individual who will be an employee of any Hertz Entity after the Distribution and who is a director or officer of any HERC Holdings Entity shall have resigned or been removed from each such HERC Holdings Entity directorship and office held by such person, effective no later than immediately prior to the Distribution.

(i)                                     Immediately prior to the Distribution, New Hertz Holdings’ Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each in form and substance satisfactory to the parties, shall be in effect.

(j)                                    HERC Holdings shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(k)                                 The parties shall, subject to Section 3.5, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Distribution Date.

Section 3.2                                    Conditions to Distribution.  Pursuant to Section 3.5, the Old Hertz Holdings Board has sole and absolute discretion to at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution if, for example, it determines that the Separation is not in the best interests of Old Hertz Holdings and the Old Hertz Holdings Stockholders.  In addition, the obligations of the parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by the Old Hertz Holdings Board (except with respect to clauses (d) and (e) below), of the following conditions:

(a)                                 The private letter ruling that Old Hertz Holdings received from the Internal Revenue Service to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Distribution will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and (ii) the internal spin-off transactions (collectively with the Distribution, the “Distributions”) and certain related transactions in connection with the Distributions will be tax-free to the parties to those spin-offs and related transactions, shall not have been revoked or modified in any material respect as of the Distribution Date.

(b)                                 Old Hertz Holdings shall have received the opinions of its Tax Advisors that the Distributions will qualify as tax-free transactions under Section 355 of the Code, subject to the accuracy of and compliance with certain representations, assumptions and covenants.

(c)                                  Old Hertz Holdings shall have received a written solvency opinion from a financial advisor acceptable to Old Hertz Holdings, which confirms the solvency and financial viability of Old Hertz Holdings before the consummation of the Distribution and each of HERC Holdings and New Hertz Holdings after the consummation of the Distribution and is in form and substance acceptable to Old Hertz Holdings.

(d)                                 The SEC shall have declared the Form 10 effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(e)                                  All statutory requirements for the consummation of the Distributions shall have been satisfied, and no injunction, court order, Law or regulation by any Governmental Authority shall be in effect preventing the completion of the Distributions.

(f)                                   The Internal Reorganization shall have been completed and HERC shall have entered into the HERC Credit Facility and HERC Financing Arrangements and completed the HERC Cash Transfers.

(g)                                  The NYSE shall have approved the New Hertz Holdings Common Stock for listing, subject to official notice of issuance.

(h)                                 Any material Consents necessary for the Distribution must have been obtained, without any conditions that would have a material adverse effect on HERC Holdings or New Hertz Holdings.

(i)                                     The actions set forth in Sections 3.1(b), (d), (h), (i), (j) and (k) shall have been completed.

The foregoing conditions may only be waived by the Old Hertz Holdings Board, in its sole and absolute discretion, are for the sole benefit of Old Hertz Holdings and shall not give rise to or create any duty on the part of the Old Hertz Holdings Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Section 8.3 or alter the consequences of any such termination from those specified in Section 8.3.  Any determination made by the Old Hertz Holdings Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive.

Section 3.3                                    The Distribution.

(a)                                 New Hertz Holdings shall cooperate with Old Hertz Holdings to accomplish the Distribution and shall, at the direction of Old Hertz Holdings, use its commercially reasonable efforts to promptly take any and all actions necessary or desirable to effect the Distribution.  Each of the parties will provide, or cause the applicable member of its Group to provide, to the Agent all documents and information required to complete the Distribution.

(b)                                 Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, Old Hertz Holdings will deliver to the Agent all of the issued and outstanding shares of New Hertz Holdings Common Stock owned by Old Hertz Holdings and book-entry authorizations for such shares and (ii) on the Distribution Date, Old Hertz Holdings shall instruct the Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of New Hertz Holdings Common Stock to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional shares, if applicable, of New Hertz Holdings Common Stock to which such Record Holder is entitled based on the Distribution Ratio.  The Distribution shall be effective at 5:00 p.m. New York City time on the Distribution Date.  On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of whole shares of New Hertz Holdings Common Stock that have been registered in book-entry form in such Record Holder’s name.

Section 3.4                                    Fractional Shares; Unclaimed Shares.

(a)                                 Notwithstanding anything to the contrary herein, no fractional shares of New Hertz Holdings Common Stock shall be issued in the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of New Hertz Holdings.  The Agent, HERC Holdings and New Hertz

Holdings shall, as soon as practicable after the Distribution Date, (a) determine the number of fractional shares of New Hertz Holdings Common Stock that each Record Holder is entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders to whom fractional share interests were distributed in the Distribution and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of New Hertz Holdings Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes.  The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of New Hertz Holdings or HERC Holdings.  Neither HERC Holdings nor New Hertz Holdings will pay any interest on the proceeds from the sale of such shares.

(b)                                 With respect to shares of New Hertz Holdings Common Stock or cash in lieu of fractional shares remaining with the Agent one hundred and eighty (180) days after the Distribution Date, if any, the Agent shall deliver any such shares and/or cash as directed by New Hertz Holdings, with the consent of HERC Holdings (which consent shall not be unreasonably withheld or delayed).

Section 3.5                                    Sole Discretion of the Old Hertz Holdings Board.  The Old Hertz Holdings Board shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition, and notwithstanding anything to the contrary set forth herein or in any Ancillary Agreement, the Old Hertz Holdings Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE IV
 FURTHER ASSURANCES; ADDITIONAL AGREEMENTS

Section 4.1                                    Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall, and shall cause its Subsidiaries to, subject to Section 3.5, use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that neither party (nor its respective Subsidiaries) shall be obligated under this Section 4.1 to pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party.

(b)                                 Without limiting Section 4.1(a), prior to, on and after the Distribution Date, each party shall, and shall cause its Subsidiaries to, cooperate with the other party and its Subsidiaries, and without any further consideration, but at the expense of the requesting party, to (i) execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may be reasonably requested to execute and deliver to the other party, (ii) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) seek, obtain or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the Hertz Assets and the HERC Holdings Assets, the assignment and assumption of the Hertz Liabilities and the HERC Holdings Liabilities and the other transactions contemplated hereby and thereby.  Without limiting Section 4.1(a), each party shall, and shall cause its Subsidiaries to, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, if and to the extent it is practicable to do so.

Section 4.2                                    Shared Liabilities.

(a)                                 New Hertz Holdings (or one or more members of the Hertz Group designated by New Hertz Holdings) shall be the “Managing Party” of each Shared Liability.  HERC Holdings shall be the “Non-Managing Party” of each Shared Liability.  The Managing Party shall be responsible for managing, and shall have the authority to manage, the defense and resolution (including, subject to Section 5.5(b)(iv), settlement) of a Shared Liability.  The Non-Managing Party shall not be entitled to raise as a defense to its obligations to pay any amount in respect of any Shared Liability that the Non-Managing Party was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement), that such party’s views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that such party does not approve of the quality or manner of the response to or defense thereof or that such Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(b)                                 Any amount owed in respect of any Shared Liability shall be remitted within thirty (30) days after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

(c)                                  The Non-Managing Party agrees, with respect to any Shared Liability or any Action or other facts related to any Shared Liability, that none of its public announcements and none of its reports filed with the SEC shall make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.  Prior to making any public statement or filing any report with the SEC that references a Shared Liability or any Action or other fact related to a Shared Liability, or responding to any comments of the SEC staff with respect thereto, the Non-Managing Party shall promptly provide the Managing Party with an opportunity to review and comment on such statement, filing or response and shall in good faith consider for inclusion in such statement, filing or response comments reasonably and timely proposed by the Managing Party; provided, however, that the Non-Managing Party shall not be obligated to provide the Managing Party with such opportunity if such statement or report contains solely disclosure with respect to the applicable Shared Liability or Action that is substantially similar in all respects to disclosure previously made in accordance with the terms hereof.  Without limiting the generality of the foregoing, if any inaccuracy or omission of information relating to any Shared Liability or any Action or other facts related to any Shared Liability is discovered by the Managing Party or the Non-Managing Party, the correction of which should be set forth in an amendment or supplement to any public statement or report filed with the SEC in order that such public statement or report not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, the Non-Managing Party shall promptly file with the SEC an appropriate amendment or supplement describing such information.

Section 4.3                                    Certain Shared Contracts.  The parties shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to work together (and, if necessary and desirable, to work with the Third Party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Hertz Group is the beneficiary of the rights and is responsible for the obligations under that portion of such Shared Contract relating to the Car Rental Business (the “Hertz Portion”), which rights shall be a Hertz Asset and which obligations shall be a Hertz Liability and (b) a member of the HERC Holdings Group is the beneficiary of the rights and is responsible for the obligations under that portion of such Shared Contract relating to the Equipment Rental Business (the “HERC Holdings Portion”), which rights shall be a HERC Holdings Asset and which obligations shall be a HERC Holdings Liability.  If the parties, or their respective Subsidiaries, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the parties shall, and shall cause their respective Subsidiaries to, cooperate in any lawful arrangement to provide that a member of the Hertz Group shall receive the interest in the benefits and obligations of the Hertz Portion under such Shared Contract and a member of the HERC Holdings Group shall receive the interest in the benefits and obligations of the HERC Holdings Portion under such Shared Contract; provided, however, that no party or its respective Subsidiaries shall be required pursuant to this Section 4.3 to (i) assign or amend any Shared Contract in its entirety or assign a portion of any Shared Contract that is not assignable or cannot be amended by its terms or (ii) pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party for the benefit of the other party or its respective Subsidiaries unless such party advances the necessary funds; provided, further, that the arrangements described in this Section 4.3 shall terminate on the termination of the applicable Shared Contract or, if later the associated Liability thereunder.

Section 4.4                                    Certain Shared Accounts.  Except as may otherwise be agreed by the parties and except as otherwise contemplated by any Ancillary Agreement, the parties shall not seek to assign any Shared Account.  Except as may otherwise be agreed by the parties and except as otherwise contemplated by any Ancillary Agreement, New Hertz Holdings and HERC Holdings shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause (a) the Assets associated with that portion of each Shared Account that relates to the Car Rental Business to be enjoyed by New Hertz Holdings or a member of the Hertz Group; (ii) the Liabilities associated with that portion of each Shared Account that relates to the Car Rental Business to be borne by New Hertz Holdings or a member of the Hertz Group; (iii) the Assets associated with that portion of each Shared Account that relates to the Equipment Rental Business to be enjoyed by HERC Holdings or a member of the HERC Holdings Group; and (iv) the Liabilities associated with that portion of each Shared Account that relates to the Equipment Rental Business to be borne by HERC Holdings or a member of the HERC Holdings Group; provided, however, that no party or its respective Subsidiaries shall be required pursuant to this Section 4.4 to pay any consideration or surrender, release or modify any rights or remedies therefor to any Third Party for the benefit of the other party or its respective Subsidiaries unless such party advances the necessary funds.

Section 4.5                                    Insurance Matters.

(a)                                 Until the Distribution, each member of either Group shall (i) cause itself and its employees, officers and directors to continue to be covered as insured parties under existing policies of insurance and (ii) permit the members of the other Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution to the extent permitted under such policies.  From and after the Distribution, except as otherwise provided in this Section 4.5 and without limitation of Section 5.5(d)(v), (A) no member of either Group will have responsibility to obtain coverage for any member of the other Group,

(B) each member of either Group shall have the right to remove any member of the other Group and its employees, officers and directors as insured parties under any policy of insurance issued by any insurance carrier effective immediately following the Distribution and (C) neither party will be entitled following the Distribution to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution.  No member of either Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

(b)                                 After the Distribution, each member of each Group and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, shall have the right to assert claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution under any applicable insurance policies of the members of either Group, including if any Asset transferred pursuant to this Agreement suffers or has suffered any damage, destruction or other casualty loss that arises or has arisen prior to the Distribution and for which no insurance claim has yet been made as of the Distribution, to the extent permitted under the insurance policies up to the full available limits of such policies.  Where indemnification is not available under Article V, each member of each Group shall be responsible for pursuing and administering its own insurance claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution and any other member of either Group shall provide such reasonable cooperation as is appropriate with respect to notice of those claims and otherwise, and, with respect to those claims, in the event any member of either Group elects to pursue insurance coverage through litigation or other action against an insurer, the member pursuing such litigation or other action will be responsible for its own costs and fees in connection therewith, in addition to any and all costs as a result of making claims under any insurance provided pursuant to this Section 4.5(b), including any deductibles and self-insured retention associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs and other related costs.  The Hertz Group or the HERC Holdings Group, as the case may be, shall have primary control over those insurance claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution for which the Hertz Group or the HERC Holdings Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control and the Managing Party shall have primary control over any insurance claim relating to any Shared Liability.

(c)                                  After the Distribution, to the extent that any claims have been duly reported at or before the Distribution under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by or for the benefit of the members of each Group and their respective directors, officers and other fiduciaries, the members of each Group shall not take any action that would limit the coverage of the individuals who acted as directors, officers or fiduciaries of any member of either Group at or prior to the Distribution under any D&O Policies maintained by or for the benefit of the members of either Group and their respective directors, officers and other fiduciaries.  The members of each Group shall reasonably cooperate with the individuals who acted as directors, officers or fiduciaries of any member of either Group at or prior to the Distribution in their pursuit of any coverage claims under such D&O Policies that could inure to the benefit of such individuals.  The members of each Group shall allow one another and their agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies and shall provide such cooperation as is reasonably requested by the members of the other Group, their directors, their officers and their fiduciaries.

(d)                                 Effective as of the Distribution, the existing HERC Holdings D&O Policies covering directors and officers and fiduciaries of the members of each Group will be converted to a six-

year run-off policy, or a new tail policy shall be obtained having the same terms and conditions as the D&O Policies, in either case with such policy limits as shall be established by Old Hertz Holdings and covering acts or omissions occurring prior to the Distribution.  Each of the members of either Group shall be responsible for obtaining its own D&O Policies for acts or omissions occurring on or after the Distribution.  The costs and expenses associated with conversion of such existing D&O Policies to a run-off insurance policy, or obtaining a new tail policy (after application of any credit for such policy as a result of the conversion or early termination of the existing D&O Policies), shall be borne eighty-five percent (85%) by New Hertz Holdings and fifteen percent (15%) by HERC Holdings.

(e)                                  Nothing in this Agreement shall prohibit any member of either Group from agreeing to modify or compromise insurance rights (including by means of commutation, novation, rescission, reformation, policy buyback or otherwise) with an insurer that has been placed in liquidation, rehabilitation, conservation, supervision or similar proceedings, provided that, where those insurance rights potentially also would have benefited any member of the other Group, whether by virtue of any indemnification obligations, by virtue of any insurance rights under the policy at issue, or otherwise, then New Hertz Holdings and HERC Holdings must both agree in advance and in writing to any modification or compromise of those insurance rights.

Section 4.6                                    Misdirected Customer Payments and Vendor Invoices.  If after the Distribution a member of either Group receives any funds properly belonging to a member of the other Group in accordance with the terms of this Agreement or any Ancillary Agreement, the receiving Group member shall, or shall cause another member of its Group to, promptly advise HERC Holdings, if the funds belong to a member of the HERC Holdings Group, or New Hertz Holdings, if the funds belong to a member of the New Hertz Group, shall hold such funds in trust for the benefit of such other Group and shall promptly deliver such funds to an account or accounts designated in writing by HERC Holdings, if the funds belong to a member of the HERC Holdings Group, or New Hertz Holdings, if the funds belong to a member of the New Hertz Group.  If after the Distribution a member of either Group receives any invoice addressed to any member of the other Group, the receiving Group member shall, or shall cause another member of its Group to, promptly deliver to HERC Holdings, if the invoice is addressed to a member of the HERC Holdings Group, or New Hertz Holdings, if the invoice is addressed to a member of the New Hertz Group. The party receiving any misdirected payment or invoice pursuant to this Section 4.6 shall use commercially reasonable efforts to correct such misdirection with the applicable customer or vendor, as applicable.

ARTICLE V
 MUTUAL RELEASES; INDEMNIFICATION

Section 5.1                                    Release of Pre-Distribution Claims.

(a)                                 Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Hertz Indemnified Party is entitled to indemnification pursuant to this Article V, effective as of the Distribution, New Hertz Holdings does hereby, for itself and each other Hertz Entity and their respective Affiliates, Predecessors, successors and assigns, and, to the extent New Hertz Holdings legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of New Hertz Holdings or any other Hertz Entity (in each case, in their respective capacities as such), remise, release and forever discharge each HERC Holdings Entity, its Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of HERC Holdings or any other HERC Holdings Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(b)                                 Except (i) as provided in Section 5.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any HERC Holdings Indemnified Party is entitled to indemnification pursuant to this Article V, HERC Holdings does hereby, for itself and each other HERC Holdings Entity and its Affiliates, Predecessors, successors and assigns, and, to the extent HERC Holdings legally may, all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of HERC Holdings or any other HERC Holdings Entity (in each case, in their respective capacities as such), remise, release and forever discharge each Hertz Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Distribution have been stockholders, directors, officers, members, agents or employees of New Hertz Holdings or any other Hertz Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c)                                  Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, including the applicable Schedules hereto and thereto, or any arrangement that pursuant to Section 2.3(b) is not to terminate as of the Distribution, or any Liability with respect to any of the foregoing.  In addition, nothing contained in Section 5.1(a) or 5.1(b) shall release:

(i)                                     any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(ii)                                  any Person from any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause (ii); or

(iii)                               any Persons (other than each HERC Holdings entity and its successors and assigns and each Hertz Entity and its successors and assigns) that at any time prior to the Distribution have been current or former stockholders, directors, officers, members, agents or employees of HERC Holdings, or any other HERC Holdings Entity, or New Hertz Holdings, or any Hertz Entity (in each case, in their respective capacities as such), or their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from or relating to (A) the restatement of Old Hertz Holdings’ and The Hertz Corporation’s financial statements for the years ended December 31, 2013, 2012 and 2011, as well as for the three and six months ended June 30, 2015 (the “Restatement”), or any disclosure or lack of disclosure with respect to the Restatement occurring prior to the Distribution Date; (B) the breach of any duty owed to HERC Holdings, or any other HERC Holdings Entity, or New Hertz Holdings, or any Hertz Entity; (C) clawback or other recovery of compensation, including any clawback right arising under any Law, or any policy of Old Hertz Holdings, New Hertz Holdings or HERC Holdings; or (D) breach of any employment or agency contract, agreement or other arrangement.

(d)                                 New Hertz Holdings shall not make, and shall not permit any other Hertz Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any HERC Holdings Entity, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).  HERC Holdings shall not, and shall not permit any other HERC Holdings Entity to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any Hertz Entity, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)                                  At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions of this Section 5.1.

(f)                                   Nothing contained in this Section 5.1 shall release HERC Holdings, or any other HERC Holdings Entity, or New Hertz Holdings, or any Hertz Entity, from honoring its obligations existing prior to the Distribution Date to indemnify any director, officer or employee of HERC Holdings, or any other HERC Holdings Entity, or New Hertz Holdings, or any Hertz Entity, who was a director, officer or employee of Old Hertz Holdings or any Subsidiary thereof on or prior to the Distribution Date, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing prior to the Distribution Date; provided that if a director, officer or employee of one Group receives indemnification payments from HERC Holdings, or any other HERC Holdings Entity, or New Hertz Holdings, or any Hertz Entity, as the case may be, with respect to a particular Liability for which such director, officer or employee is entitled to indemnification, such director, officer or employee shall not be entitled to receive indemnification payments from another party with respect to the same Liability to the extent of the indemnification payments previously received by such director, officer or employee from HERC Holdings, or any other HERC Holdings Entity, or New Hertz Holdings, or any Hertz Entity, as the case may be; provided, further, that (A) to the extent the events underlying an indemnification claim pursuant to the foregoing would give rise to a HERC Holdings Liability, then such indemnification claim shall be treated as a HERC Holdings Liability hereunder; (B) to the extent the events underlying an indemnification claim pursuant to the foregoing would give rise to a Hertz Liability, then such indemnification claim shall be treated as a Hertz Liability hereunder; and (C) to the extent the events underlying an indemnification claim pursuant to the foregoing would give rise to a Shared Liability, then such indemnification claim shall be treated as a Shared Liability hereunder.

Section 5.2                                    Indemnification by New Hertz Holdings.  Subject to Section 5.4, Section 5.5 and Section 5.6, following the Distribution, New Hertz Holdings shall indemnify, defend and hold harmless HERC Holdings, each HERC Holdings Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of the foregoing (collectively, the “HERC Holdings Indemnified Parties”), from and against any and all Liabilities of the HERC Holdings Indemnified Parties relating to, arising out of or resulting from any of the following items (with corresponding credits for recovered or reimbursed payments):

(a)                                 the Hertz Liabilities; and

(b)                                 any breach by any Hertz Entity of this Agreement or any of the Ancillary Agreements (other than the Tax Matters Agreement and the Transition Services Agreement, each of which shall be subject to the provisions contained therein).

Section 5.3                                    Indemnification by HERC Holdings.  Subject to Section 5.4, Section 5.5 and Section 5.6, following the Distribution, HERC Holdings shall indemnify, defend and hold harmless New Hertz Holdings, each Hertz Entity and each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Hertz Indemnified Parties”), from and against any and all Liabilities of the Hertz Indemnified Parties relating to, arising out of or resulting from any of the following items (with corresponding credits for recovered or reimbursed payments):

(a)                                 the HERC Holdings Liabilities; and

(b)                                 any breach by any HERC Holdings Entity of this Agreement or any of the Ancillary Agreements (other than the Tax Matters Agreement and the Transition Services Agreement, each of which shall be subject to the provisions contained therein).

Section 5.4                                    Notice and Payment of Direct Claims.  If any Hertz Indemnified Party or any HERC Holdings Indemnified Party (an “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (an “Indemnifying Party”) under this Agreement or any Ancillary Agreement (other than in connection with any Action subject to Section 5.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and, if then reasonably quantifiable, the amount for which the Indemnified Party reasonably believes it is or may be entitled to be indemnified.  Within sixty (60) days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim.  If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth in reasonable detail the grounds for the objection within such sixty (60) day period, the Indemnifying Party shall be deemed to have agreed to such indemnity claim.  If there is an objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within fifteen (15) days after that indemnity claim has been so Finally Determined.

Section 5.5                                    Third-Party Claims.

(a)                                 Within ten (10) days (or sooner if the nature of the Third-Party Claim so requires) after the earlier of receipt of (i) notice that any Person (other than a Taxing Authority (as defined in the Tax Matters Agreement)) that is not a Hertz Entity or a HERC Holdings Entity (a “Third Party”) has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a Third Party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought (in whole or in part) under this Agreement or any Ancillary Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim, which notice shall describe the Third-Party Claim in reasonable detail and include copies of all relevant notices and documents (including court papers) received by the Indemnified Party related to such Third-Party Claim.  The failure of the Indemnified Party to give timely notice as provided in this Section 5.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such notice.

(b)                                 With respect to any Third-Party Claim that is a Shared Liability:

(i)                                     If the Managing Party determines in its reasonable discretion that a Third-Party Claim constitutes a Shared Liability, the Managing Party shall assume the defense of such Third-Party Claim as soon as reasonably practicable following delivery or receipt, as applicable, of the notice of such Third-Party Claim in accordance with Section 5.5(a); provided, however, that in the event the Managing Party has so determined that a Third-Party Claim constitutes a Shared Liability and a Dispute arises as to whether such Third-Party Claim constitutes a Shared Liability that may be assumed by the Managing Party, the Managing Party may not agree to any settlement or compromise of such Third-Party Claim without the prior written consent of the Non-Managing Party, such consent not to be unreasonably withheld, conditioned or delayed, until such time as such Dispute is resolved in accordance with the procedures set forth in Article VII; provided, that the Managing Party may agree to any settlement or compromise without the prior written consent of the Non-Managing Party during such period if such settlement or compromise (A) contains an unconditional release of the Non-Managing Party from all claims that are the subject of such Third-Party Claim, (B) does not subject the Non-Managing Party to non-monetary relief to which the Managing Party is not also subject, and (C) does not include an admission of liability by the Non-Managing Party.  The Non-Managing Party shall cooperate, at the reasonable request of the Managing Party, in the defense of any Third-Party Claim that is a Shared Liability.  The Non-Managing Party shall have no authority to settle or compromise any Third-Party Claim that is a Shared Liability.

(ii)                                  (A) A party’s costs and expenses of assuming the defense of, and/or seeking to settle or compromise, any Third-Party Claim that is a Shared Liability, (B) the Non-Managing Party’s costs and expenses incurred in connection with its cooperation in the defense of any such Third-Party Claim, and (C) the Managing Party’s and Non-Managing Party’s out-of-pocket costs and expenses incurred in connection with the compliance with any non-monetary relief imposed on the parties pursuant to any settlement or other disposition of a Shared Liability in accordance with the terms hereof, in each case shall be included in the calculation of the amount of the applicable Shared Liability in determining the obligations of the parties with respect thereto.

(iii)                               The Managing Party shall consult with the Non-Managing Party prior to taking any action (other than a settlement or compromise, which shall be governed by clause (iv) below) with respect to any Third-Party Claim that is a Shared Liability if the Managing Party’s action could reasonably be expected to have a significant adverse impact (financial or non-financial) on the Non-Managing Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Non-Managing Party (or its Subsidiaries or Affiliates), and the Managing Party shall not take such action without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv)                              The Managing Party shall promptly give notice to the Non-Managing Party regarding the substance of any settlement related discussions or proposals with respect to any Third-Party Claim that is a Shared Liability if the resulting settlement could reasonably be expected (A) not to contain an unconditional release of the Non-Managing Party from all claims that are the subject of such Third-Party Claim, (B) to subject the Non-Managing Party to non-monetary relief to which the Managing Party is not also subject, or (C) to include an admission of liability by the Non-Managing Party (any such consent in (A), (B) or (C), a “Consent Settlement”).  The Managing Party shall not make any Consent Settlement without the prior written consent of the Non-Managing Party, which consent shall not be unreasonably withheld, delayed or conditioned.  In all other instances, the Non-Managing Party shall agree to any such settlement proposal.

(v)                                 The parties hereby agree that if the Managing Party presents the Non-Managing Party with a proposal pursuant to clause (iii) or (iv) above and the Non-Managing Party does not respond in any manner to the Managing Party within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Non-Managing Party shall be deemed to have consented to the terms of such proposal.

(c)                                  With respect to any Third-Party Claim that is or may be a Shared Insurance Liability, New Hertz Holdings and HERC Holdings: (i) shall maintain open communications on the status of such claim; (ii) shall permit one another reasonable access to nonprivileged information on such claim; and (iii) agree, upon exhaustion of the shared pool of insurance funds, to re-balance, at least annually, the insurance recovery for such Shared Insurance Liabilities to make each Group’s share of the Insurance Proceeds proportional to such Group’s share of the total amount paid in settlements and/or judgments by insurance and the parties with respect to such Shared Insurance Liabilities.

(d)                                 With respect to any Third-Party Claim that is not a Shared Liability governed by Section 5.5(b):

(i)                                     Within thirty (30) days after receipt of the notice given by the Indemnified Party pursuant to Section 5.5(a), the Indemnifying Party may either (A) assume and control the defense (including claims administration) of such Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party or (B) object to the claim for indemnification set forth in such notice.  If the Indemnifying Party does not within the thirty (30)-day period give the Indemnified Party written notice electing to assume and control the defense of such Third-Party Claim, the Indemnified Party shall have the right to continue to control the defense of such Third-Party Claim.  If the Indemnifying Party has assumed the defense of a Third-Party Claim in accordance with this Section 5.5(d)(i), the defense of the Third-Party Claim shall be controlled by the Indemnifying Party and counsel retained by the Indemnifying Party, and the Indemnifying Party shall promptly pay or reimburse the Indemnified Party’s reasonable attorneys’ fees and other costs and expenses incurred in investigating, preparing or defending such Third Party Claim prior to the Indemnifying Party’s assumption of the defense of such Third Party Claim.

(ii)                                  A party may settle or compromise a Third-Party Claim of which it controls the defense with the prior consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be required if the applicable settlement or compromise (A) contains an unconditional release of the other party from all claims that are the subject of such Third-Party Claim, (B) does not subject the other party to non-monetary relief to which the settling or compromising party is not also subject, and (C) does not include an admission of liability by the other party.  The parties hereby agree that if a party presents the other party with a proposal to settle or compromise a Third-Party Claim for which either party is seeking to be indemnified hereunder and the party receiving such proposal does not respond in any manner to the party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(iii)                               An Indemnified Party that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnified Party or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnifying Party, as the case may be.  Notwithstanding the foregoing, such party shall cooperate with the party entitled to conduct and control the defense of such Third-Party Claim in such defense in accordance with Section 6.3(b).  In addition to the foregoing, if any Indemnified Party shall in good faith determine, upon the advice of counsel, that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnified Parties.

(iv)                              If there is a timely objection by the Indemnifying Party pursuant to Section 5.5(d)(i), the Indemnified Party shall be entitled to exercise any remedies available under Article VII for a determination as to whether the Indemnified Party may be entitled to indemnification.  If it has been Finally Determined that the Indemnified Party is entitled to indemnification, the Indemnifying Party shall, upon request from the Indemnified Party, promptly pay to the Indemnified Party the amount of any expense, loss or other amount subject to indemnification resulting from the Third-Party Claim for which the Indemnifying Party’s responsibility has been so Finally Determined.

(v)                                 The Indemnified Party shall take all necessary action to keep and maintain in force all insurance that applies to any claim for which indemnification is sought.  The Indemnified Party shall also use reasonable efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under insurance policies in force shall be paid to reduce the net exposure of the Indemnified Party.

Section 5.6                                    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 Each of New Hertz Holdings (on behalf of itself and each other member of the Hertz Group) and HERC Holdings (on behalf of itself and each other member of the HERC Holdings Group) intends that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of Insurance Proceeds and other amounts received that actually reduce the amount of the Liability for which indemnification is sought.  Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnified Party will be reduced by any Insurance Proceeds and other amounts theretofore actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or other amounts therefor, then the Indemnified Party will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or other amounts had been received, realized or recovered.

(b)                                 In the case of any Shared Liability, any Insurance Proceeds actually received, realized or recovered by any party in respect of the Shared Liability will be shared between the Hertz Group and the HERC Holdings Group in accordance with their respective Applicable Proportions, regardless of which Group may actually receive, realize or recover such Insurance Proceeds.

(c)                                  An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions of this Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions of this Agreement.  It is understood that the retention of insurance policies by an Indemnifying Party or an Indemnified Party is in

no way intended to limit, inhibit or preclude any right to insurance coverage for any Liability or any other rights under any insurance policy by HERC Holdings, New Hertz Holdings or any other member of their respective Groups under any insurance policy for insurance coverage, defense, reimbursement, subrogation or otherwise.

Section 5.7                                    Remedies Cumulative.  The remedies provided in this Article V shall be cumulative and, subject to Article VII, shall not preclude any Indemnified Party from asserting any other rights or from seeking any and all other remedies against any Indemnifying Party.

Section 5.8                                    Survival of Indemnities.  The rights and obligations of each of New Hertz Holdings and HERC Holdings and their respective Indemnified Parties under this Article V shall survive (a) any party’s sale or other transfer of any Assets or businesses or assignment of any Liabilities and (b) any merger, consolidation, business combination, sale of all or substantially all Assets, restructuring, reorganization or similar transaction involving either party or any of its respective Subsidiaries.

ARTICLE VI
 EXCHANGE OF INFORMATION; LITIGATION MANAGEMENT;
CONFIDENTIALITY

Section 6.1                                    Agreement for Exchange of Information.  Prior to or as promptly as practicable after the Distribution and from time to time as reasonably requested by either party, the party receiving the request shall deliver to the requesting party: (a) any corporate books and records of any member of the requesting party’s Group in the possession of the party receiving the request or any member of its Group and (b) originals or copies of any corporate books and records of the Group of the party receiving the request that primarily relate to the requesting party’s business, its former businesses, its Assets or its Liabilities.  From and after the Distribution, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, shall be the property of the members of the requesting party’s Group; provided, however, that all such Information contained in such books, records or copies relating to the other party’s Group constituting Confidential Information shall be subject to the applicable confidentiality provisions and restricted use provisions contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law.  Each party may retain copies of any original books and records delivered to the other party pursuant to this Section 6.1; provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the requesting party) relating to the requesting party’s Group constituting Confidential Information shall be subject to the applicable confidentiality provisions and restricted use provisions contained in this Agreement or the Ancillary Agreements and any confidentiality restrictions imposed by applicable Law.

Section 6.2                                    Access to Information.

(a)                                 In addition to the provisions set forth in Section 6.1 and except in the case of an adversarial Action or threatened adversarial Action by any member of one Group against any member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), from and after the Distribution and upon reasonable notice, a member of either Group may request, on behalf of itself or its representatives, at the expense of the requesting party, reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution within the possession of any member of the other Group and to the personnel of any member of the other Group, in each case, to the extent such access relates to the requesting party or its businesses, its former businesses, its Assets or Liabilities, this Agreement or any Ancillary Agreement.  In each case, the requesting party shall cooperate with the other party to minimize the risk of unreasonable interference with the other party’s business.  The party receiving the request shall have the right to deny access to the Information if such party determines in good faith that the exchange of such Information is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege or attorney work product protection; provided, however, that the parties shall, and shall cause their respective Subsidiaries to, take all reasonable measures to permit the sharing of such Information in a manner that avoids any such harm or consequence.  In the event access is granted to any Information in this Agreement or in the Ancillary Agreements to which access is restricted by Law or otherwise, the parties shall, and shall cause their respective Subsidiaries to, take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction not existed and the Distribution not occurred.

(b)                                 Each of New Hertz Holdings and HERC Holdings agrees that it will only process personal data provided to it by the members of the other Group in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure.  In addition, each party agrees to provide reasonable assistance to the other party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other party and will not knowingly process such personal data in such a way to cause the other party to violate any of its obligations under any applicable privacy and data protection legislation.

(c)                                  The parties acknowledge and agree that Information located at any off-site storage facility as of the Distribution shall continue to be held at such off-site storage facility following the Distribution pursuant to arrangements administered by New Hertz Holdings or another Hertz Entity.  HERC Holdings may from time to time request that New Hertz Holdings retrieve Information of the HERC Holdings Group and deliver such Information to HERC Holdings.  The retrieval and delivery of such Information shall be at the sole expense of HERC Holdings.  Once so removed, such Information shall be maintained by HERC Holdings and shall not be returned to New Hertz Holdings or the applicable off-site storage facility.  From and after the expiration of the applicable retention periods set forth in its record retention policy as in effect on the Distribution Date or as amended after the Distribution Date in accordance with Section 6.5 or such longer period as required by Law, no Hertz Entity shall have any further obligations with respect to Information of the HERC Holdings Group and may destroy any such Information.

Section 6.3                                    Litigation Management and Support; Production of Witnesses.

(a)                                 From and after the Distribution, New Hertz Holdings (or an applicable member of the Hertz Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any Hertz Action, and HERC Holdings (or an applicable member of the HERC Holdings Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any HERC Holdings Action.

(b)                                 Notwithstanding any provisions of Section 6.2 to the contrary, after the Distribution, each member of the Hertz Group and the HERC Holdings Group shall use commercially reasonable efforts to assist the other with respect to any Third-Party Claim or potential Third-Party Claim.  In addition, any member of either Group shall have the right to request in writing that a member of the other Group make available for consultation or witness purposes, its directors, officers, employees, consultants or agents who have expertise or knowledge with respect to the requesting party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting party believes any such persons may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.  Upon such request, the affected members of the applicable Group shall select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance.  Upon such determination, the requested party agrees to make the designated person or persons available to the requesting party upon reasonable notice to the same extent such requested party would have made such person available if the Distribution had not occurred.  The requesting party agrees to cooperate with the requested party in giving consideration to such persons’ business demands.

Section 6.4                                    Reimbursement.  Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, the party requesting Information, consulting or witness services under this Article VI shall reimburse the recipient for the reasonable and documented out-of-pocket costs and expenses, if any, incurred in providing such Information, consulting or witness services to the requesting party.

Section 6.5                                    Retention of Records.  Except as otherwise required by Law or agreed to in writing, or as otherwise provided in this Agreement or any Ancillary Agreement, each member of the Hertz Group and each member of the HERC Holdings Group shall use its commercially reasonable efforts to retain, for the retention periods set forth in its record retention policy as in effect on the Distribution Date or as amended after the Distribution Date in accordance with the following sentence or such longer period as required by Law, this Agreement or the Ancillary Agreements, all Information in such party’s possession substantially relating to the other party or its businesses, its former businesses, its Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”).  Each member of the Hertz Group or the HERC Holdings Group may amend its record retention policy after the Distribution Date so long as (a) the amended policy complies with applicable Law, (b) the amended policy treats the Retained Information in the same manner as such member’s other Information and (c) the amended policy does not allow for the destruction of any Retained Information prior to the earliest date after the Distribution on which such member would have been able to destroy such Retained Information under the policy in effect as of the Distribution.

Section 6.6                                    Privileged Information.  In furtherance of the rights and obligations of the parties set forth in this Article VI:

(a)                                 Each of New Hertz Holdings (on behalf of itself and the other members of the Hertz Group) and HERC Holdings (on behalf of itself and the other members of the HERC Holdings Group) acknowledges that: (i) each member of the Hertz Group and the HERC Holdings Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the Hertz Group or the HERC Holdings Group (“Litigation Matters”); (iii) members of the Hertz Group and the HERC Holdings Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and (iv) each of New Hertz Holdings and HERC Holdings (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b)                                 Each of New Hertz Holdings and HERC Holdings agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

(c)                                  Upon any member of the Hertz Group or the HERC Holdings Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise that requests disclosure of Privileged Information belonging to a member of the other Group, the recipient of the notice shall promptly provide to HERC Holdings, in the case of receipt by a member of the Hertz Group, or to New Hertz Holdings, in the case of receipt by a member of the HERC Holdings Group, a copy of such notice, the intended response and all materials or information relating to the other Group that might be disclosed.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Article VII, the members of the Hertz Group and members of the HERC Holdings Group shall cooperate to assert all defenses to disclosure claimed, at the cost and expense of the members of the Group claiming such defenses to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been Finally Determined.

Section 6.7                                    Confidentiality.

(a)                                 From and after the Distribution, each party will, and will cause its CI Recipients that receive Confidential Information to, hold as confidential and not disclose to any other Person any confidential and proprietary Information concerning or belonging to the members of the other Group obtained by it prior to the Distribution or furnished to it by any member of the other Group pursuant to this Agreement or any Ancillary Agreement (“Confidential Information”).  “Confidential Information” includes: (i) this Agreement and any Ancillary Agreement and their terms and conditions and (ii) any Information obtained or reviewed by a party or its CI Recipients in the course of reviewing the other party’s records in accordance with this Agreement or any Ancillary Agreement, regardless of whether it is marked as “Confidential.”  “Confidential Information” does not include any information that: (i) is or becomes publicly known, other than as a result of disclosure by the receiving party or its CI Recipients in breach of this Agreement or any Ancillary Agreement; (ii) is known to the receiving party or its CI Recipients before disclosure under this Agreement or any Ancillary Agreement, as documented by business records (provided that information with respect to which ownership has been allocated to the disclosing party pursuant to this Agreement or any Ancillary Agreement shall constitute Confidential Information notwithstanding its prior disclosure to the receiving party or its CI Recipients); (iii) is disclosed to the receiving party or its CI Recipients by a Third Party having no obligation of confidentiality to the disclosing party or is Affiliates; or (iv) is independently developed by the receiving party or its CI Recipients without use of or reference to the disclosing party’s Confidential Information as documented by reasonable evidence.

(b)                                 Notwithstanding Section 6.7(a), each party may disclose the other party’s Confidential Information to its CI Recipients who reasonably need to know such information in their capacities as such, and each party and its CI Recipients may (i) disclose the other party’s Confidential Information if legally requested or compelled to do so, in accordance with the terms and conditions of Section 6.7(c) below; (ii) disclose this Agreement and any Ancillary Agreement as reasonably necessary in connection with efforts to resolve a Dispute; and (iii) disclose this Agreement and any Ancillary Agreement to third parties for strategic due diligence purposes if the third party has signed a confidentiality agreement covering the disclosure.

(c)                                  In the event that either receiving party or any of its CI Recipients is required by Law or court, regulatory or governmental order or demand or requested by any Governmental Authority to disclose any of the Confidential Information, such receiving party agrees that it, to the extent permitted by Law, will provide the disclosing party with prompt written notice of such requirement or request so that the disclosing party may seek a protective order or other appropriate remedy and to cooperate with the disclosing party (at the disclosing party’s sole expense) to obtain any such order or remedy. If such protective order or other remedy is not obtained or the disclosing party grants a waiver hereunder, the receiving party or such CI Recipient may furnish only that portion of the Confidential Information which the receiving party or such CI Recipient determines, upon advice of counsel, that it is legally requested or compelled to disclose; provided, however, that the receiving party and its CI Recipients shall use their commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(d)                                 The receiving party shall cause all of its CI Recipients to comply with the applicable terms of this Section 6.7 and shall be fully responsible for any and all failures of such CI Recipients to comply with the terms of this Section 6.7 applicable to such CI Recipients.

(e)                                  The parties will, at the disclosing party’s request, use commercially reasonable efforts to, at the disclosing party’s election and expense, promptly return to the disclosing party, or destroy and deliver to the disclosing party written confirmation of the destruction of, all documents and materials in tangible or electronic form containing any Confidential Information in the possession or control of the party to which such information was disclosed. Notwithstanding the foregoing, the parties hereto acknowledge that certain systems utilized by each party, in its capacity as a receiving party of Confidential Information hereunder, may not permit the purging or deletion of data, and in such case such receiving party shall not be obligated to return or destroy such data pursuant to the preceding sentence and agrees to maintain copies of affected data containing Confidential Information of the disclosing party for the minimum amount of time permitted by such systems and not to use such Confidential Information for any other purposes.

Section 6.8                                    Joint Defense.  In the event that both a member of the HERC Holdings Group and a member of the Hertz Group are defendants in the same proceeding, upon reasonable request, the appropriate member or members of each such Group shall enter into a written joint defense agreement in a form reasonably acceptable to such parties.

ARTICLE VII
 DISPUTE RESOLUTION

Section 7.1                                    Step Process.  Except with respect to the Tax Matters Agreement, which shall be subject to the provisions contained therein, any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreements, or the breach thereof (a “Dispute”), shall be resolved: (a) first, by negotiation as provided in Section 7.2(a); (b) then, if negotiation fails, by mediation as provided in Section 7.2(b); and (c) then, if negotiation and mediation fail, by binding arbitration as provided in Section 7.2(c).  Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII shall be the exclusive means for resolution of any Dispute.  The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 7.2                                    Negotiation; Mediation; Arbitration.

(a)                                 Promptly following the date hereof, each party shall distribute to the other a list (as supplemented and amended, the “Executive List”) setting forth by name and title the senior executives with the requisite authority to resolve any Dispute that should arise with respect to each of this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement), and his or her contact information.  Each party may supplement and amend the Executive List from time to time by providing written notice to the other party.  The parties shall attempt in good faith to resolve in the normal course of business any Dispute promptly by negotiation between senior executives set forth on the Executive List. Any party may give the other party written notice of any Dispute not resolved in the normal course of business (a “Dispute Notice”). Within fifteen (15) days after delivery of such Dispute Notice, the receiving party shall submit to the other a written response to the Dispute. The Dispute Notice and response shall include (i) a written statement of that party’s position and a summary of facts, documents and arguments supporting that position and (ii) the identification of the executive and his or her title and any other persons that will accompany the executive to discuss and attempt to resolve the Dispute.  Within thirty (30) days after delivery of the initial Dispute Notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)                                 If a Dispute has not been resolved by negotiation as provided in Section 7.2(a) above within forty-five (45) days after delivery of the initial Dispute Notice requesting negotiation, or if the parties failed to meet within thirty (30) days after delivery of the initial Dispute Notice, the parties shall endeavor to settle the Dispute by nonbinding mediation in accordance with the CPR Institute for Dispute Resolution (“CPR”) Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided in this Section 7.2(a) above, the other party can initiate mediation prior to the expiration of the forty-five (45) day period (the date on which either party may or shall be obligated to submit to mediation being referred to herein as the “Mediation Trigger Date”). Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.  The parties shall select the mediator within thirty (30) days after the Mediation Trigger Date and will conduct the mediation within forty-five (45) days after the selection of the mediator.

(c)                                  Any Dispute which has not been resolved pursuant to Section 7.2(a) or Section 7.2(b) above within the time frames set forth therein, shall be finally resolved by arbitration in accordance with this Section 7.2(c); provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above.  New Hertz Holdings and HERC Holdings will agree upon the rules of the arbitration prior to the arbitration and based upon the nature of the Dispute. To the extent that the parties cannot agree on the rules of the arbitration, then the CPR Rules for Non-Administered Arbitrations in effect at the time arbitration is sought or invoked will apply.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  As a minimum set of rules in the arbitration the Parties agree as follows:

(i)                                     The arbitration shall be held before a single arbitrator if the amount at stake is less than $10,000,000, in which case the parties will work together to select an arbitrator that is mutually satisfactory to both parties.  If the parties are unable to reach agreement as to the selection of the single arbitrator within thirty (30) days, then the single arbitrator will be chosen by CPR from CPR’s Panels of Distinguished Neutrals.  The arbitrator will be knowledgeable regarding the businesses of the parties or otherwise be acceptable to the parties.  The arbitration shall be held before a panel of three arbitrators if the amount at stake is greater than or equal to $10,000,000, in which case the panel will consist of one arbitrator selected by New Hertz Holdings, the other selected by HERC Holdings, and the third selected by those two arbitrators.  If the party-appointed arbitrators cannot agree on a third arbitrator within thirty (30) days of their appointment, then the third arbitrator shall be chosen by CPR from CPR’s Panels of Distinguished Neutrals, which arbitrator shall be knowledgeable regarding the businesses of the parties or the nature of the Dispute.

(ii)                                  The decision of the arbitrator(s) will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an order in any court of competent jurisdiction in the United States; provided that this Agreement confers no power or authority upon the arbitrators to render any decision that is based on clearly erroneous findings of fact, that manifestly disregards the Law, or exceeds of the powers of the arbitrator(s), and no such decision will be eligible for confirmation. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such order.  No party will sue the other except for enforcement of the arbitrators’ decision if the other party is not performing in accordance with the arbitrators’ decision. The provisions of this Agreement will be binding on the arbitrators.

(iii)                               Any arbitration proceeding will be conducted on a confidential basis.

(iv)                              The arbitrators’ discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court, unless the parties expressly state elsewhere in this Agreement or any Ancillary Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the Law governing this Agreement or any Ancillary Agreement.

(v)                                 The place of arbitration shall be New York, New York, unless the parties mutually agree to hold the arbitration in another location.

(vi)                              The arbitrator is authorized to streamline the proceedings, limit discovery, limit the number of witnesses, and provide for hearings and reports submitted by teleconference or video conference to minimize travel times, costs and expenses and to accommodate schedules.

Section 7.3                                    Equitable Relief.  Nothing in this Article VII will prevent either party from resorting to judicial proceedings if interim or other equitable relief from a court is necessary to prevent irreparable damages to a party.

Section 7.4                                    Expenses.  Each party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute and shall share equally the fees of the mediator or arbitrator(s).

ARTICLE VIII
 MISCELLANEOUS

Section 8.1                                    Coordination with Ancillary Agreements; Conflicts.  Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement, the provisions of the Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Ancillary Agreement.  The Tax Matters Agreement shall govern all matters (including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise specifically addressed in the Tax Matters Agreement.

Section 8.2                                    Expenses.  Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, the fees, costs and expenses paid or incurred by any member of either Group prior to the Distribution in connection with the Separation and the Distribution and the performance of this Agreement and any Ancillary Agreement (the “Distribution Expenses”), shall be shared as follows: (a) Distribution Expenses paid or incurred to enable HERC Holdings and the HERC Group to operate as a standalone consolidated entity shall be allocated one hundred percent (100%) to HERC Holdings; (b)

Distribution Expenses paid or incurred that constitute costs, expenses and commissions associated with establishing debt facilities or incurring indebtedness in connection with the Distribution shall be allocated one hundred percent (100%) to the party establishing such facilities or incurring such indebtedness; and (c) all general Distribution Expenses paid or incurred but not allocated in accordance with (a) or (b) above shall be allocated eighty-five percent (85%) to New Hertz Holdings and fifteen percent (15%) to HERC Holdings.  Except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement, all other fees, costs and expenses paid or incurred in connection with the Separation and the Distribution and the performance of this Agreement and any Ancillary Agreement, whether performed by a Third Party or internally, will be paid by the party incurring such fees or expenses.  For the avoidance of doubt, to the extent not accrued prior to the Distribution, (a) HERC Holdings will be responsible for (i) any transfer fees (including any pricing increases) related to the transfer of any HERC Holdings Assets to any member of the HERC Holdings Group (including all fees and expenses payable by a member of either Group in connection with the transfer of any Assets pursuant to clause (d) of the definition of “HERC Holdings Assets”), (ii) the cost of any replacement for any Asset that is not a HERC Holdings Asset and (iii) all costs, expenses and commissions associated with the HERC Credit Facility and HERC Financing Arrangements and (b) New Hertz Holdings will be responsible for (i) any fees to the NYSE, (ii) any transfer fees (including any pricing increases) related to the transfer of any Hertz Assets to any member of the Hertz Group (including all fees and expenses payable by a member of either Group in connection with the transfer of any Assets pursuant to clause (d) of the definition of “Hertz Assets”), (iii) the cost of any replacement for any Asset that is not a Hertz Asset and (iv) all costs, expenses and commissions associated with the New Hertz Financing Arrangements.

Section 8.3                                    Termination.  This Agreement and any Ancillary Agreement may be terminated by the Old Hertz Holdings Board, in its sole and absolute discretion, at any time prior to the Distribution.  In the event of any termination of this Agreement prior to the Distribution, no party (or any member of its Group or any of its or their respective directors or officers) shall have any Liability or further obligation to any other party (or any member of its Group) with respect to this Agreement or such Ancillary Agreement.

Section 8.4                                    Third Party Beneficiaries.  Except as otherwise provided (a) hereunder in Article V with respect to Indemnified Parties and in Section 5.1 with respect to the release of any Person pursuant thereto, or (b) otherwise in any Ancillary Agreement with respect to Third Parties entitled to indemnification thereunder, nothing contained in this Agreement or any Ancillary Agreement shall be construed to create any third-party beneficiary rights in any individual.

Section 8.5                                    Entire Agreement; No Reliance; Amendment.  This Agreement (including all Schedules hereto) and the Ancillary Agreements constitute the entire agreement with respect to the subject matter hereof, and any prior agreements, oral or written, are no longer effective, except as otherwise set forth herein. In deciding whether to enter into this Agreement and the Ancillary Agreements, the parties have not relied on any representations, statements, or warranties other than those explicitly contained in this Agreement and the Ancillary Agreements. No amendments or modifications to this Agreement or any Ancillary Agreements are valid unless in writing, signed by both parties to such agreement.

Section 8.6                                    Waiver.  Except as otherwise provided in this Agreement or any Ancillary Agreement, neither party waives any rights under this Agreement or any Ancillary Agreement by delaying or failing to enforce such rights.  No waiver by any party of any breach or default hereunder or under any Ancillary Agreement shall be deemed to be a waiver of any subsequent breach or default.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.7                                    Notices.  All notices or other communications required to be sent or given under this Agreement or any Ancillary Agreement will be in writing and will be delivered personally, by commercial overnight courier, by facsimile or by electronic mail, directed to the addresses set forth below. Notices are deemed properly given as follows: (a) if delivered personally, on the date delivered, (b) if delivered by a commercial overnight courier, one (1) Business Day after such notice is sent, and (c) if delivered by facsimile or electronic mail, on the date of transmission, with confirmation of transmission; provided, however, that if the notice is sent by facsimile or electronic mail, the notice must be followed by a copy of the notice being delivered by a means provided in (a) or (b).

(A)	If to New Hertz Holdings:

Hertz Global Holdings, Inc. 8501 Williams Road Estero, FL 33928 Attention: Richard J. Frecker Fax: (866) 888-3765 E-mail: rfrecker@hertz.com

(B)	If to HERC Holdings:

Herc Holdings Inc. 27500 Riverview Center Blvd. Bonita Springs, FL 34134 Attention: Maryann Waryjas Fax: (239) 301-1109 E-mail: mwaryjas@hertz.com

Section 8.8                                    Counterparts.  This Agreement and any Ancillary Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.  The exchange of copies of this Agreement or any Ancillary Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement or any Ancillary Agreement as to the parties hereto and may be used in lieu of the original version of this Agreement or any Ancillary Agreement for all purposes.  Signatures of the parties hereto or to any Ancillary Agreement transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 8.9                                    Severability.  If any provision of this Agreement or any Ancillary Agreement is held to be invalid or unenforceable by a court of competent jurisdiction or other authoritative body, such invalidity or unenforceability will not affect any other provision of this Agreement or any Ancillary Agreement. Upon such determination that a provision is invalid or unenforceable, the parties will negotiate in good faith to modify this Agreement or the applicable Ancillary Agreement so as to effect the original intent of the parties as closely as possible.

Section 8.10                             Interpretation.  When a reference is made in this Agreement to a Section, Article, Annex, Schedule or Exhibit, such reference shall be to a Section, Article, Annex, Schedule or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule, Annex or Exhibit is attached, as applicable.  All Schedules, Annexes and Exhibits annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in this Agreement.  The provisions of this Agreement will be construed according to their fair meaning and neither for nor against either party irrespective of which party caused such provisions to be drafted. The terms “include” and “including” do not limit the preceding terms. Each reference to “$” or “dollars” is to United States dollars.

Section 8.11                             Governing Law.  This Agreement and any Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 8.12                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other party to this Agreement, and any such assignment without such prior written consent shall be null and void; provided, however, that if any party to this Agreement (or any of its successors or permitted assigns) (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and/or Assets to any Person, then, and in each such case, the party (or its successors or permitted assigns, as applicable) shall ensure that such Person assumes all of the obligations of such party (or its successors or permitted assigns, as applicable) under this Agreement, in which case the consent described in the previous sentence shall not be required; provided, further, that no permitted assignment pursuant to this Section 8.12 shall release the assigning party from liability for the full performance of its obligations under this Agreement.

Section 8.13                             Payment.  Except as expressly provided in this Agreement or any Ancillary Agreement, (a) any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments, which demand shall include documentation setting forth in reasonable detail the basis for the amount payable, and (b) any payment not made within thirty (30) days of the written demand for such payment shall bear interest at a rate equal to the prime rate (as published in the Wall Street Journal from time to time) plus three (3) percentage points, from the invoice due date to the date of payment.

Section 8.14                             Parties’ Obligations.  Except as expressly provided in this Agreement or any Ancillary Agreement, each of New Hertz Holdings (on behalf of itself and the other members of the Hertz Group) and HERC Holdings (on behalf of itself and the other members of the HERC Holdings Group) acknowledges and agrees that such party’s obligations under this Agreement shall include obligations of each member of its respective Group and each of its and their respective employees.  Each of New Hertz Holdings and HERC Holdings agrees to cause the members of its Group to take any action or refrain from taking any action required of such members under this Agreement and any Ancillary Agreement.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Richard J. Frecker
Name: Richard J. Frecker
Title: Senior Vice President, Deputy General Counsel, Secretary and Acting General Counsel

HERC HOLDINGS INC.

By:	/s/ Lawrence H. Silber
Name: Lawrence H. Silber
Title: President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]